EXHIBIT of-it

Attached to and a part of

RATES, ELECTIONS AND MODIFICATIONS TO THE 1996 PETROLEUM ACCOUNTANTS SOCIETY OF CANADA (PASC) ACCOUNTING PROCEDURE AND EXPLANATORY TEXT

When using this model care should be taken to ensure consistency and avoid conflicts with the body of the Agreement (which takes precedence).

Some general areas which should be checked are:

- References to the parties and approval process should be consistent with the Agreement. The model refers to approval by the Owners, but the Agreement may refer to an Operating Committee.

- Clauses 110, 111, and 112 in the model may be covered in the Agreement, in which case they should be changed to refer to the appropriate clause in the Agreement. (These accounting matters are best covered in the accounting procedure with reference to the Agreement.)

101. Rates and Elections

The following clauses of the Accounting Procedure are modified to include the indicated election, alternate, option or value:

105. Operating Fund:

110. Approvals: Clause from_; percent (_ %)

112. Expenditure Limitations:

(a) excess ofdollars (S

(c) excess of dollars 202. Employee Benefits:

(b) exceed percent(

213. Camp and Housing:

(b) shall ________/shall not

216. Warehouse Handling:

percent C-_%)

Exhibit" "PASC Modifications - 1 -

Revised 1996 09 30

221. Allocation Ontions:

CLAUSE	OPTIONS FOR CHARGING JOINT ACCOUNT
Fixed $/ Month		I___________
Subject to 302 (e)	Not subject to 302 (e)	Percentage of Direct Cost	Other (Specify) (Welt/m3)
204

212
213(a)
214

 302. Overhead Rates:

(a) Exploration Project - percent (.%) OR

(1) percent(_______ (2) percent (3) percent

(b) Drilling of a well percent OR

(1) percent (2) percent (3)  percent

dollars (S_ dollars

dollars

dollars (S

(c) Initial Construction ___________ percent OR

(1) percent (2)  percent(_______

(3) percent L %

(d) Construction Project percent OR

(1) percent (2) percent (3)  percent

(e) Operation and Maintenance:

dollars (S_ dollars ($_

dollars (S_ __

dollars

(1) percent C %) of cost; and/or (2) dollars (S (3) dollars (S Subclause 302(e)(2) and 302(e)(3) hereof shall /shall not

406. Dispositions: dollars(SJ

Exhibit" PASC Modifications -2Revised 1996 09 30

102. Modiflcations toihe PASC Accounting Procedure

The Accounting Procedure is modified as follows:

The clauses contained in the Accounting Procedure are deleted and replaced as follows:

Clause 201(a)(6) - Salaries and wages of the Operator's employees engaged in Production Engineering who are either temporarily or permanently assigned to and directly employed off-site in direct support of Joint Operations.

Clause 207(d) - Maintaining and operating an On-Site Warehouse that is part of the Joint Property. When additional operations or activities are served by the On-Site Warehouse, the cost of maintaining and operating the On-Site Warehouse shall be allocated among all operations and activities served, on an equitable basis or as otherwise agreed to by the Owners pursuant to Clause 216 of this Accounting Procedure.

Clause 406 - The Operator shall make timely disposition of idle and/or surplus Material, either through sale to the Non-Operators or sale to other parties. The Operator may purchase, but shall be under no obligation to purchase, the interest of the Non-Operators surplus Material. All sales of Material, regardless of Condition, the proceeds from disposition of which is greater than dollars (S ) shall be subject to approval by the Owners. All other disposals of Material shall be at the discretion of the Operator excepting sale to the Operator or its Affiliates. Exceptions shall be priced pursuant to Clause 402 of this Accounting Procedure unless prior approval by the Owners is obtained.

Clause 501(b) The Operator shall conduct an inventory of stock maintained in a Warehouse which is part of Joint Operations on an annual basis or as otherwise approved by the Owners.

103. Warranty as to Modifications

Except as otherwise provided for in Clause 101 and 102 hereof, the Accounting Procedure published by the Petroleum Accountants Society of Canada, 1996 (copyright) is hereby incorporated in its entirety in the Agreement and the Parties so warrant that said Accounting Procedure has been amended only to the extent set forth herein.

Exhibit" "PASC Modifications  -3

Revised 19960930

PASC PASC ACCOUNTING PROCEDURE

Recommended by the Petroleum Accountants Society of Canada

EXHIBIT ft

Attached to and a part of

ARTICLE I - GENERAL PROVISIONS

101. Definitions

In this Accounting Procedure the following words and phrases shall have the following respective meanings, namely:

(a) "Administrative Services" means support services such as accounting,

purchasing, clerical, secretarial, and administrative whether On-Site or not.

(to) "Affiliate" means, with respect to the relationship between corporations, that one of them is controlled by the other or that both of them are controlled by the same person, corporation or body politic; and for this purpose a corporation shall be deemed to be controlled by those persons, corporations or bodies politic who own or effectively control, other than by way of security only, sufficient voting shares of the corporation (whether directly through the ownership of shares of the corporation or indirectly through the ownership of shares of another corporation which owns shares of the corporation) to elect the majority of its board of directors, provided that a partnership which is a party and which is comprised solely of corporations which are Affiliates, as described above, shall be deemed to be an Affiliate of each such corporation and its other Affiliates.

(c) "Agreement" means the Agreement to which this Accounting Procedure is attached.

(d) "Alliance" means a contractual arrangement, whereby a third party provides services to the Operator and which involves the sharing of employees and/or office spaces.

1996 PASO Accounting Procedure

(e) "Completion" means the installation in, on, or with respect to a well of all such production casing, tubing and welihead equipment and all such other equipment and material necessary for the permanent preparation of the well for the taking of petroleum substances therefrom up to and including the outlet valve on the wellhead and includes, as necessary, the perforating, stimulating, treating, fracturing and swabbing of the well and the conduct of such production tests with respect to such well as are reasonably required to establish the initial production of the well.

(f) "Construction Project" means construction, abandonment and reclamation of facilities or installation activity undertaken for the joint Account, including each subsequent addition thereto or alteration thereof and Equipping wells but does not include Drilling. For purposes of Clause 302 of this Accounting Procedure, each addition or alteration hereunder will be considered as a separate Construction Project except that multiple projects of a similar nature being constructed under a single program will be consolidated as a single Construction Project. Replacement of Material in kind should be considered Operations and Maintenance unless the Owners agree otherwise.

(g) "Controllable Material" means Material which at the time is so classified in the Controllable Material Price Catalogue as most recently recommended by the Petroleum Accountants Society of Canada.

(h) "Drilling" means all activities with respect to the drilling of a well, including surface access and the construction of roads to and from the site of the well, preparation of the site of the well, the installation of all surface and intermediate casing respecting the well, logging, coring, capping, deepening, abandoning, reclaiming, plugging back, sidetracking, re-drilling, production testing of a well or the converting of a well to a source, injection, observation or producing well and including stratigraphic tests, and includes Completion but does not include Equipping, routine clean-out and pump or rod pulling operations which are Operations and Maintenance. Without limiting the generality of the foregoing this also includes environmental or socioeconomic studies required by governmental authorities as a prerequisite to the issuance of approval for the drilling of such well.

(i) "Equipping" means the installation of such equipment as is required to produce petroleum substances from a completed well, including, without restricting the generality of the foregoing, a pump (or other artificial lift equipment), the installation of the flow lines and production tankage serving the well and, if necessary, a heater, dehydrator or other wellsite facility for the initial treatment of petroleum substances produced from the well to prepare such production for transportation to market, but specifically excludes any such equipment, installation, or facility that is (or is intended to be) a production facility.

1996 PASC Accounting Procedure -2

(j) "Exploration" means geological, geophysical and geochemical examinations and other investigations relating to geology, and any related environmental studies, other than Drilling, for the purpose of defining field limits or defining development well locations, conducted pursuant to the terms of the Agreement.

(k) "Initial Construction" means construction conducted to place the joint

Property on stream to the date of initial operations.

(I) "Joint Account" means the account showing, in Canadian funds, the charges paid and credits received as a result of joint Operations and which are to be shared by the Owners in accordance with the terms of the Agreement.

(m) "Joint Operations" means Exploration, Drilling, Completion, Equipping,

Construction Projects, and Operations and Maintenance activities conducted pursuant to the terms of the Agreement.

(n) "Joint Property" means all property subject to the Agreement.

(o) "Material" means equipment or supplies acquired for use in the conduct of

Joint Operations, which shall be classified as follows:

(1) Condition "A" means that which is new;

(2) Condition "B" means that which has been used but is suitable for its original function without reconditioning;

(3) Condition "C" means that which has been used and would be suitable for its original function after reconditioning or that which cannot be reconditioned for, but has a limited service in, its original function;

(4) Condition "D" means that which is not suitable for its original function but is usable for another function;

(5) Condition "F' means that which is junk.

(p) "New Price" means the current price of Condition"A" Material at the nearest reputable supply store where such Material is available or at the nearest receiving point to which such Material could be delivered, whichever is closer to the Joint Property. Tubular goods fifty and eight tenths millimetres (50.8 mm) or two inches (2 inches) in diameter and over shall be priced on a carload basis. Costs of special services to tubular goods, including transportation for that service, shall be included when determining the New Price. Any cash discount that may be allowed by a dealer shall not be deducted in determining the New Price.

(q) "Non-Operator" means an Owner or a Party to the Agreement other than the

Operator.

1996 PASC Accounting Procedure -3

Cr) "Operations and Maintenance" means activities and Material required to directly operate, repair, and maintain wells and facilities on the Joint Property.

Cs) "Operator" means the Owner or Party designated pursuant to the Agreement to conduct Joint Operations.

(t) "On-Site" means within the legal boundaries of the Joint Property or in the Production Office or in the general vicinity of the joint Property when in direct conduct of joint Operations.

(u) "Owner" or "Party" means a person, partnership, corporation or other entity who is bound by the Agreement.

(v) "Production Engineering" means facilities and operations engineering support for Operations and Maintenance. This includes the following activities:

(1 facilities engineering which includes evaluation, optimization, testing, and if required, modifications to weilsite facilities, pipelines, production satellites, oil treating facilities, gas treating facilities, production storage and custody transfer facilities, gas and natural gas liquid injection facilities, produced water handling and injection facilities, fresh water supply and handling facilities, gas compression facilities, controls and data acquisition, loss prevention, utilities, corrosion control and classification, environmental protection, quality control and assurance, operational problem resolution and process optimization and maintenance planning.

(2) operations engineering which includes preparation of expense recompletion programs, remedial workover and stimulation programs (acidizing, fracturing, slick line and wireline programs, coiled tubing, snubbing, nitrogen and carbon dioxide programs); preparation of well control and safety programs; design and optimization of artificial lift systems (dynamometer and fluid level analysis, well bore gradient and interpretation, water analysis, pressure, volume, temperature data, open and cased hole logs, absolute open flow data and the like required to evaluate well performance and workover candidate); and optimization of downhole completion assemblies excluding reservoir performance optimization but including tubing force analysis and packer design, wellhead design, sand control equipment and procedures, downhole equipment for quality assurance and quality control as well as metallurgical design for critical service, selection of workover candidate to rectify mechanical problems, design and implementation of field bottom hole pressure survey and interpretation of pressure data, and interpretation of data required for optimization of downhole completion assemblies.

(w) "Production Office" means an office or a portion of an office, the primary function of which is to directly serve the daily Operations and Maintenance.

1996 PASO Accounting Procedure -4

(x) "Professional Consulting Services" means the services of a professional individual or firm employed to provide professional advice for the benefit of Joint Operations.

(y) "Supervision" means the supervision of employees and/or contract labour directly employed On-Site in the conduct of Joint Operations.

.(z) "Technical Services" means the services providing specific engineering,

geological or other professional skills such as, but not limited to those performed by engineers, geologists, geophysicists, technologists, environmentalists, safely specialists, and surface landmen required to handle specific operating conditions and problems for the benefit of joint Operations which are not Production Engineering or Administrative Services.

(aa) "Warehouse" means a building, pipe yard and/or storage point where idle equipment is stored.

102. Statement and BillitiV

The Operator shall bill each Non-Operator on or before the last day of each month for its proportionate share of the joint Account for the preceding month. Such bills shall be accompanied by statements which identify the authority for expenditure, lease or facility, and all charges and credits, summarized in accordance with the joint Interest Billing Exchange Chart of Accounts as most recently recommended by the Petroleum Accountants Society of Canada classifications, as a minimum.

In the event that production revenue settlement statements are submitted by the Operator, sufficient volumetric, pricing, and revenue information by product, production month and year shall be provided to enable each Non-Operator to correctly calculate and record its income and pay its obligations attached thereto.

103. Paipnents by Non-Operators

Unless otherwise provided in the Agreement, each Non-Operator shall pay all bills as rendered pursuant to Clause 102 of this Accounting Procedure within thirty (30) days of receipt thereof. When the due date falls on a weekend or a statutory holiday, the payment will be due on the preceding business day.

104. Capital Advances

Unless otherwise provided in the Agreement, the Operator may require each NonOperator to advance its proportionate share of the estimated costs to be paid in the succeeding month for approved capital projects for joint Operations. If the Operator so elects, it shall, not earlier than thirty (30) days prior to the first day of each month,

1996 PASC Accounting Procedure -5

submit to each Non-Operator a reasonably detailed estimate of the costs proposed to be paid for the joint Account in that month, with a request for payment by each NonOperator of its proportionate share thereof. Each Non-Operator shall pay the Operator its proportionate share of the costs so estimated on or before the fifteenth (15th) day of the month for which the advance is requested or twenty (20) days after receipt of such estimate, whichever is later.

The Operator shall adjust each monthly billing to reflect advances received from the Non-Operator. Expenditures in excess of the advances shall be billed to and paid by each Non-Operator pursuant to Clause 103 of this Accounting Procedure. Amounts advanced by each Non-Operator in excess of actual costs shall be refunded by the Operator with the related billing for the month in which the advance was paid. Any such excess amounts not refunded will, at each Non-Operator's option, bear interest, payable by the Operator for the account of each Non-Operator, at the rate specified pursuant to Clause 106 of this Accounting Procedure from the day the billing is rendered pursuant to Clause 102 of this Accounting Procedure.

105. Qperatittgfund

Unless otherwise provided in the Agreement, the Operator may require each NonOperator to advance for an operating fund its proportionate share of percent ( _%) of an approved forecast of expenditures for Operations and Maintenance for a year. The amount of this operating fund shall be increased or decreased annually in accordance with the current year's approved forecast of expenditures for Operations and Maintenance. This adjustment shall be done within ninety (90) days after the end of the previous year or when the current year's forecast is approved, whichever is later. Each Non-Operator shall remit such advance thirty (30) days after receipt of request for payment. After the establishment of the operating fund, each Non-Operator shall remit its share of actual costs in accordance with each month's billing, thus maintaining the operating fund intact.

106. Unpaid Accounts

Unless otherwise provided for in the Agreement, if payment of any bills or requests for advances is not made within the time stipulated in this Accounting Procedure, the unpaid amount may, at the Operator's option, bear interest payable by the NonOperator and compounded monthly, for the account of the Operator at the rate of two percent (2%) per annum higher than the average prime rate charged by the principal Canadian Chartered bank used by the Operator, regardless of whether the Operator has notified such Non-Operator in advance of its intention to charge interest with respect to such unpaid amount, for the period in which such interest is payable.

1996 PASC Accounting Procedure

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107. Adjustment and flight to Protest/Question Bills

(a) A Non-Operator shall not withhold payment of any portion of a bill presented by the Operator due to protest or question related to such a bill unless there is a significant item under dispute and the Operator agrees to the Non-Operator withholding payment for the disputed item. Questions by the Non-Operator related to bills shall be responded to by the Operator within fourteen (14) days of receipt of the Non-Operator's query. In the event the Operator agrees that the questioned charges require adjustment, such adjustment shall be made by the Operator within thirty (30) days after such agreement to the adjustment Notwithstanding the foregoing provisions, the Operator shall not unreasonably deny the Non-Operator's request to withhold payment for significant disputed charges which require adjustment and for which written notice has been received.

(b) Subject to Subclause 107(c) hereof, payment of any bills or requests for advances shall not prejudice the right of the Non-Operator to protest or question the correctness thereof; provided however, all bills and statements rendered to the Non-Operator during any calendar year shall be presumed to be true and correct after the later of twenty-six (26) months following the end of such calendar year or any approved extensions pursuant to Subclause 108(b) of this Accounting Procedure, unless before the end of the said twenty-six (26) months the Non-Operator takes written exception thereto and makes claim on the Operator for an adjustment.

(c) If within the period referred to in Subclause 107(b) hereof, the Non-Operator or the Operator establishes that an error in the books, accounts and records relating to Joint Operations existing in the said period also existed previous to the period, the Operator shall make the required adjustments retroactively either to the inception of the error or in a manner as approved by the Owners. The provisions of this Subclause are neither intended to extend the NonOperator's audit rights to access books and records beyond the twenty-four (24) month audit limitation pursuant to Subclause 108(a) of this Accounting Procedure; nor is it intended that the Non-Operator request such an adjustment without being able to adequately support the request. The adjustments shall be subject to the Non-Operator's right to audit.

(d) The provisions of this Clause shall not prevent adjustments resulting from physical inventory of Controllable Material pursuant to Article V of this Accounting Procedure.

1996 PASG Accounting Procedure -7

108. Audits

(a) The Operator's books, accounts, and records relating to Joint Operations for a calendar year may be audited within twenty-four (24) months next following the end of the calendar year. In the event of a payout situation, the twentyfour (24) month period for expenditures commences with receipt of any payout statement. Where two or more Non-Operators desire to conduct an audit, they shall make every reasonable effort to conduct an audit by a joint committee which shall be appointed by the Non-Operators. The NonOperators shall select a chairman and set the rates of remuneration and expenses, and provided that approvals are obtained from a Majority Interest of the Non-Operators, the costs of such audit shall be borne by all Owners, excluding the Operator and its Affiliates. For purposes of this Subclause, a "Majority Interest" means two (2) or more Non-Operators having interests totalling more than fifty percent (50%) of the remaining interest in the joint Property after the exclusion of the interests of the Operator and its Affiliates. Nothing, however, shall prevent a Non-Operator from conducting an audit at its sole cost, provided notification has been given to the Operator and other Non-Operators. Each audit shall be conducted so as to cause a minimum of inconvenience to the Operator.

(b) Any claims of discrepancies disclosed by such audit shall be made in writing to the Operator by the chairman of the audit committee within two (2) months of the completion of the field work unless the Operator has consented to a reasonable time extension, which consent shall not be unreasonably withheld.

(c) The Operator shall respond in writing to any claims of discrepancies within six

(6) months of receipt of such claims, lithe Operator is unable to respond to the claims during the said six (6) month period, an adjustment to the joint Account for the full amount of the unanswered queries shall be processed unless a request for a time extension supported by a clear work plan and a definite date for resolution is submitted and agreed upon, which approval shall not be unreasonably withheld. If the Operator does not agree with the claim, then the Operator shall include with its response a detailed and relevant explanation. If the Operator agrees with a claim, then adjustment shall be made by the Operator within thirty (30) days of such agreement. Evidence of such adjustment shall accompany the Operator's response. If adjustment cannot be made within a thirty (30) day period, the response shall include an explanation and an anticipated date for adjustment.

(d) The status of all claims of discrepancies issued by the audit committee shall be reported to the Owners within twelve (12) months of the date the claims were issued. Claims reported as unresolved shall be submitted forthwith by the Operator to the Owners for resolution in accordance with the provisions of the Agreement for resolution of disputes. All necessary adjustments resulting from the Owners' resolution shall be reported by the Operator to the audit

1996 PASC Accounting Procedure -8

committee and adjustments processed within thirty (30) days of the date of resolution.

(e) With approval by the Owners, the cost of audits of contract services shall be for the joint Account. To the extent that the Operator performs and charges the joint Account for such audits, it is agreed that the Operator's auditor's working papers and findings will be available for inspection and inquiry by the Non-Operators.

109. Control of Assets

(a) The Operator shall maintain records of Controllable Material to identify potential loss or underutilization of Controllable Material, and to provide adequate control and tracking of Controllable Material movements.

(b) The Operator shall maintain records of all Controllable Material stored at joint stock locations.

110. Approvafs

Where approval by the Owners is required in this Accounting Procedure, approval by the Owners pursuant to Clause of the Agreement shall be binding on all the Owners. In the absence of provisions in the Agreement, approval shall be obtained by the Operator in writing from or more Owners having interestin the Joint Property totalling percent %) or more. Each Owner shall, by notice, cast its vote with the Operator fifteen (15) days from receipt of request for approval and an Owner who does not vote on any matter shall be deemed conclusively to have voted affirmatively.

Ill. Rates and Lftnitntfpjn

All rates and limitations set forth in this Accounting Procedure may be amended from time to time pursuant to Clause 110 of this Accounting Procedure.

112. ptuHtrtreJi.n. itqtiwi.

Unless otherwise specified in the Agreement, the Operator shall make or incur the following expenditures for the joint Account in addition to operating expenditures allowed by an approved forecast, without approval by the Owners:

1996 PASC Accounting Procedure

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(a) Expenditures including capital expenditures for any single undertaking, the total estimated cost of which is not in excess of  dollars

(b) Expenditures which the Operator deems necessary in emergencies to protect lives or property, but if the Operator makes any such expenditure in excess of the limit specified pursuant to Subclause 112(a) hereof, it shall promptly advise the Owners.

(c) Expenditures for full settlement of each damage claim resulting or arising from Joint Operations not in excess of  dollars ($-).

(d) Expenditures which it deems necessary to remedy a violation of an environmental regulation or law, but if the Operator makes any such expenditures in excess of the limit specified pursuant to Subclause 112(a) hereof, it shall promptly advise the Owners.

113. Value Added Tax

For refundable value added, goods and services or sales taxes, the Operator is authorized to make all elections and file all forms or documents required to administer such taxes on behalf of the joint Account, including any documents which are required to deem all purchases of goods and services to be purchases of the Operator, and all recoveries to be recoveries of the Operator.

114. Interpretatiou

The Explanatory Text for the 1996 PASC Accounting Procedure (Explanatory Text) forms part of and is incorporated into the 1996 PASC Accounting Procedure (Accounting Procedure) and shall assist in the interpretation of the Accounting Procedure. In the event of a conflict between the provisions of the Explanatory Text and the Accounting Procedure, the Accounting Procedure shall prevail.

ARTICLE H DIRECT CHARGES

The Operator shall charge the joint Account with the cost of the following items:

201. Labour

(a)(1) Salaries and wages of the Operator's employees located On-Site in the conduct of joint Operations, including Supervision, Technical Services, or Production Engineering but excluding Administrative Services.

1996 PASO Accounting Procedure -10

(2) Salaries and wages of the Operator's employees engaged in On-Site Administrative Services in support of joint Operations, with approval by the Owners...

(3) Salaries and wages of the Operator's employees working in a contractor's or supplier's main or field offices and travelling to contractor's offices or suppliers' plants for inspection and expediting of design and Materials during Initial Construction and subsequent additions or alterations to the joint Property.

(4) Salaries and wages of the Operator's employees chargeable pursuant to Subclause 201(a)(1) hereof, receiving familiarization training On-Site prior to startup of production facilities.

(5) Salaries and wages of the Operator's employees engaged in Technical Services who are either temporarily or permanently assigned to and directly employed off-site of the Joint Property with approval by the Owners.

(6) Salaries and wages of the Operator's employees engaged in Production Engineering located off-site in direct support of joint Operations.

(b) Charges for employees chargeable pursuant to Subclause 201(a) hereof, shall be limited to that portion of the salaries and wages attributable to and actually devoted to Joint Operations and supported by approved time sheets or an equitable allocation. Charges for off-site work shall be supported by a time sheet detailing work performed.

(c) Salaries and wages of the Operator's employees who are chargeable pursuant to Subclause 201(a) hereof, and are working through secondment or otherwise part of an Alliance shall be charged at actual cost.

(d) Earned or compensatory time off relating to the above wage or salary categories.

(e) Holiday, vacation, sickness, and disability benefits and other customary allowances paid to employees whose salaries and wages are for the joint Account. Costs pursuant to this Subclause, may be charged by a percentage assessment on the amount of salaries and wages chargeable to the joint Account. The rate shall be based on the Operator's cost experience from either the preceding year's actual cost experience or the current year's cost.

(0 For the purpose of charging the cost of the Operator's employees engaged in

Technical Services pursuant to Clause 201 hereof, the Operator may use a per diem rate based on actual cost.

1996 PASC Accounting Pwcedure -11

202. Employee Benefits

Employee benefits based on a percentage assessment applied to the amount of salaries and wages charged to the joint Account. The percentage assessment shall be based on the Operator's actual cost experience, from either the preceding year's actual cost experience or the current year's cost. Such rates shall exclude the Operator's cost of administering such plans. In determining actual cost experience, any dividends or refunds received which are applicable to insurance or annuity policies shall be used to reduce the cost of such policies.

(a) Compulsory - Payments made by the Operator pursuant to assessments imposed by government authority such as Unemployment Insurance, Workers Compensation, Canada Pension, or other payments of like nature that are applicable to the Operator's salaries and wages charged to the Joint Account.

(b) Non-Compulsory - Established benefit plans which are made available to all employees on a regular basis. Such benefit plans may include employees' group life insurance, hospitalization, medical, dental, company pension, retirement (excluding early retirement and severance incentives), stock purchase, savings, bonus, and other benefit plans of a like nature. The cost of such plans may be borne entirely by the Operator or jointly by the Operator and the employees; however, only the Operator's share of these costs is chargeable to the joint Account. The Operator shall charge the actual cost of such plans but not to exceed percent ( _%) of the cost of labour charged pursuant to Clause 201 of this Accounting Procedure calculated on an annualized basis.

Bonuses given to selected employees and other special benefits available only to executives, certain employees, or groups on a selective basis shall be excluded from the employee benefits calculation and shall not be chargeable to the joint Account.

203. Travel and Moving

(a) Personnel transfers and personal expenses for the required initial staffing of the joint Property, required staff increases, and subsequent replacements where such replacements are beyond the control. of the Operator. Such costs shall include transportation of employee, spouse, and dependents, and their personal and household effects, and all other relocation costs in accordance with the Operator's normal reimbursement policy. Personnel transfers for normal staff rotation, corporate reorganization, and training assignments shall not be charged to the joint Account.

1996 PASC Accounting Procedure -12

(b) Travel and personal expenses to and from and within the Joint Properly as well as to and from other locations other than the joint Property on behalf of Joint Operations for those employees whose salaries and wages are chargeable to the joint Account.

204. Autonwtive

The Operator's owned or leased automotive equipment used in joint Operations, including depreciation and interest on the depreciated investment pursuant to Subclause 207(e) or 207(f) of this Accounting Procedure. Costs shall be charged on a kilometre, hourly, or other equitable basis based on the Operator's cost experience, or as otherwise agreed by the Owners, pursuant to Clause 221 of this Accounting Procedure.

205. Engineering and/or Design

(a) Engineering and/or design work for Drilling, Completion, Equipping and Construction Projects which have had prior approval by the owners with engineering and/or design costs clearly identified separate from other costs on the approval document, or engineering and/or design work within the Operator's authority pursuant to Clause 112 of this Accounting Procedure, whether provided by the Operator's employees or contract services as follows:

(1) For work provided by the Operator's employees at cost, which shall mean salaries chargeable pursuant to Subclause 201(a), 201(b) and 201 (c) of this Accounting Procedure, benefits and travel expenses only, plus the cost of computerized equipment used in the engineering and/or design application at rates calculated pursuant to Subclauses 207(e) or 207(f) of this Accounting Procedure.

(2) For work provided by contract services, at the invoiced cost paid by the Operator.

(3) On a basis other than at cost, provided that such basis is dearly identified and explained on the cost estimate submitted for approval by the Owners.

(b) The total amount charged pursuant to Subdause 205(a) hereof shall not exceed the following limits unless otherwise approved by the Owners:

(1) For projects requiring approval by the Owners pursuant to Subclause 112(a) of this Accounting Procedure, the amount stated for engineering and/or design in the approved project estimate plus two thousand dollars ($2,000) or ten percent (10%), whichever is greater.

1996 PASC Accounting Procedure

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(2) For projects within the Operator's approval authority pursuant to Subclause 112(a) of this Accounting Procedure, ten percent (10%) of the total project costs.

206. Material

Material purchased or furnished by the Operator for use in Joint Operations pursuant to Article IV of this Accounting Procedure.

207. Services

(a) Services, equipment and utilities required for Joint Operations incurred pursuant to contracts entered into by the Operator, as follows:

(1) Equipment and utilities provided On-Site.

(2) Technical Services and Production Engineering performed On-Site and related off-site services specifically related to work performed On-Site.

(3) Production Engineering provided off-site.

(4) Technical Services performed off-site, except those pursuant to

Subclause 207(a)(2) hereof, only with approval by the Owners.

(5) Professional Consulting Services with approval by the Owners. (6) Chart integration services.

(7) Charges for any services provided pursuant 10 this Subclause 207(a) through an Alliance shall not include any charges for the Operator's own seconded employees, nor any administrative or overhead charges on the Operator's employees.

(b) Use of the Operator's or its Affiliates' owned or leased facilities and equipment required for Joint Operations, as follows:

(1) Chart integration performed by the Operator. The Operator's charges shall not exceed commercial rates.

(2) Use of the Operator's or its Affiliates' laboratory facilities for the performance of testing and analysis required for join t Operations at rates based on usage and actual costs. The rates used for laboratory services performed by the Operator and Affiliates shall not exceed those currently available from outside service laboratories unless approved by the Owners.

1996 PA5C Accounting Procedure -14

(3) Use of the Operator's or its Affiliates' owned or leased facilities and equipment other than that pursuant to Subclauses 207(b)(1) or 207(b)(2) hereof. The Operator's charges shall be pursuant to Subclauses 207(e) or 207(f) hereof.

(c) Maintaining and operating a Production Office. When additional operations or activities are served by the Production Office, the cost of maintaining and operating the Production Office shall be allocated among all operations or activities served, on an equitable basis or as otherwise agreed to by the Owners, pursuant to Clause 221 of this Accounting Procedure. Costs of other offices only with approval by the Owners.

(d) Maintaining and operating an On-Site warehouse that is part of the joint Property. When additional operations or activities are served by the On-Site warehouse, the cost of maintaining and operating the On-Site warehouse shall be allocated among all operations or activities served, on an equitable basis or as otherwise agreed to by the Owners pursuant to Clause 216 of this Accounting Procedure.

(e) The Operator's charges pursuant to Subclauses 207(b)(3), 207(c) or 207(d), hereof may include actual operating costs, depreciation and interest on the depreciated investment. The annual interest rate on investment shall not exceed the prime bank rate of the principal Canadian Chartered bank used by the Operator plus one percent (1%), determined at the beginning of each calendar year.

(U In lieu of the calculation of charges provided for in Subclause 207(e) hereof,

the Operator's charges pursuant to Subclause 207(b)(3) hereof may be at commercial rates available in the immediate area, less twenty percent (20%).

208. Datnags and Losses

Repair or replacement of Joint Property made necessary by, but not limited to,

damages or losses incurred by fire, flood, storm, theft, accident, or any other cause for which the Operator is not liable. The Operator shall notify each Non-Operator in writing of damages or losses incurred as soon as practicable after the damage or loss has been discovered. Proceeds arising from a claim with respect to damages or losses from any insurance carried by the Operator for the Joint Account shall be credited to the joint Account when received by the Operator.

209. Surface and Subsurface Ridt

(a) Acquisition or renewal of surface rights and periodic rentals and related legal services for title work.

1996 PASC Accounting Procedure -15

(b) Acquisition of subsurface rights and related bonus costs, lease, license or permit deposits, rentals, renewal or extension fees, royalties, and other similar payments required to maintain the interest of the Owners in the Joint Property.

210. Taxes

All taxes paid by the Operator for the Joint Account. Taxes shall not include income taxes or taxes of a similar nature.

211. hLaacan.cc

(a) Premiums paid for insurance as required by the Agreement to be carried for joint Operations.

(b) Any deductible or uninsured loss under any policy of insurance required to be carried by the Operator for Joint Operations.

(c) That portion of any claim in excess of limits of insurance coverage required to be carried by the Operator for Joint Operations.

212. Communication

(a) Communication equipment including microwave facilities, cellular telephones, mobile radios, walkie-talkies, satellite dishes, ancillary equipment, and tie-lines directly serving the joint Property and outgoing communication charge incurred by the Operator directly from the Joint Property. Rental or ownership and any other related costs, of operating transmitter/ receiver equipment in vehicles, or Pruduction Offices, either as a direct charge, or when operations in addition to the Joint Property are served by this equipment, allocated among all such operations on an equitable basis, or as otherwise agreed to by the Owners, pursuant to Clause 221 of this Accounting Procedure.

(b) Other communication services and data transmission services other than those pursuant to Clause 214 of this Accounting Procedure, as approved by the Owners.

213. C.11 and Housing

(a) camp

Operation and maintenance of all necessary camp facilities for, and boarding of, employees whose salaries and wages are for the joint Account provided that the charges for the Operator's owned or leased facilities shall be

1996 PASC Accounting Procedure -16

commensurate with the costs of ownership, leasing and operation thereof, including depreciation and interest on depreciated investment, less any revenue therefrom. -The annual interest rate on investment shall not exceed the prime bank rate of the principal bank in Canada used by the Operator plus one percent (1%) determined at the beginning of each year. When operations in addition to Joint Operations are served by these facilities, the charge for such facilities shall be apportioned among all such operations on an equitable basis, or as otherwise agreed to by the Owners, pursuant to Clause 221 of this Accounting Procedure.

The cost of housing On-Site employees employed directly in the conduct of Joint Operations shall ________/shall not be chargeable. The charge to the joint Account shall not exceed rental rates of moderate accommodation in the area and shall be reduced by actual or deemed rental revenues. This charge may be calculated using the cost of ownership, leasing and operation thereof, including depreciation and interest on the depreciated value less any revenue therefrom, pursuant to Subclause 213(a) hereof.

214. Ccnnpu terized Measurcp,ent ;1.n d Control

(a) Automated measurement, field and facilities data capture and/or control systems owned or leased by the Operator, including employee costs for maintenance and operation of the control system and related computer facilities serving Joint Operations. Such costs shall be allocated to each operation and application served on an equitable basis, or as otherwise agreed to by the Owners, pursuant to Clause 221 of this Accounting Procedure.

(b) On-Site and off-site computer usage other than that pursuant to Subclause

214(a) hereof and Clause 205 of this Accounting Procedure, as approved by the Owners.

215. EcQlszgkal and Environmental

(a) Ecological and environmental requirements resulting from operation of the

Joint Property, whether statutory, regulatory, or pursuant to industry association recommendations or the Operator's documented corporate policy relating to the ecology or environment resulting from operation of the joint Property.

(b) All costs other than those specified in Subclause 215(a) hereof require approval by the Owners.

1996 PASC Accounting Procedure

-17

216. Warehouse Handling

A warehouse handling fee, for Material delivered from the Operator's Warehouse or an Alliance's Warehouse, if such Material is not currently or normally stored at the Joint Property Warehouse, on a percentage assessment basis of percent ( % of the cost of such Material.

For the purposes of this Clause, the cost of Material shall be determined pursuant to Clause 402 of this Accounting Procedure.

217. Recruitment Training and Safety

(a) Recruitment, induction and training for initial staffing, expansion of the Joint

Properly and replacement of employees resulting from circumstances beyond the control of the Operator.

(b) Training the Operator's employees chargeable pursuant to Subclause 201(a)(1) of this Accounting Procedure with respect to operational, environmental and iafety matters for the primary benefit of joint Operations, including off-site technical training courses for new On-Site equipment or processes. Developmental technical training or personal development or management courses, such as team building, performance coaching, or interpersonal skills shall not be charged to the joint Account.

(c) Safety articles such as, but not limited to, safety clothing, safety boots, safety glasses, and safety kits required in the operation of the Joint Property, as required by government regulations, industry association recommendations, or the Operator's documented corporate policy for the Operator's employees chargeable pursuant to Subclause 201(a)(1) of this Accounting Procedure.

(d) Safety awards and dinners, the primary function of which is the recognition and promotion of safe:.; practices and concepts in the operation of the joint Property for employees and contract labor chargeable pursuant to Subclauses 201(a)Cl), 207(a) and 207(b) of this Accounting Procedure. Costs of safety dinners shall be limited to food and meeting room only. The cost of safety awards shall be reasonable.

(e) Preparing, implementing, and maintaining site-specific emergency procedures and safety manuals required for direct support of the Joint Property.

218. Litigation and Claims

Subject to the provisions of the Agreement, handling, investigating and settling litigation, discharging of liens, payment of judgements, and settlement of claims incurred by the Operator, whether through its own personnel or through third

1996 PASC Accounting Procedure

-18

parties, in or resulting from joint Operations. Charges for services of the Operator's legal staff or fees or expenses of outside legal counsel shall be subject to prior approval by the Owners.

219. Abandonment and Reclamation

(a) Abandonment and reclamation of the Joint Property, including those costs required under statutory regulations to restore the location to its natural state.

(b) Upon abandonment and reclamation of the joint Property, all payments made by the Operator for termination, early retirement, severance, or other similar type settlements made to the Operator's field employees engaged in Operations and Maintenance and chargeable pursuant to Subclause 201(a)(1) of this Accounting Procedure who cannot reasonably be relocated within the Operator's other operations. Each employee's settlement costs shall be charged to the joint Account in proportion to that employee's service at the joint Property compared to that employee's total service with the Operator or Operator's predecessor, unless otherwise agreed to by the Owners. Where more than one property is abandoned, such settlement costs must be equitably allocated among them.

220. Qjftcr Costs

Any other expenditure for which provision is not otherwise made within the Agreement nor this Accounting Procedure and is incurred by the Operator in the conduct of Joint Operations with the approval by the Owners.

1996 PASO Accounting Procedure -19

221. Allocation-Options

Notwithstanding anything to the contrary contained in this Article II, when operations in addition to the Joint Property are served, the Operator shall use an equitable allocation of the actual costs as the basis for charges to the joint Account, except for the following fixed or percentage allocations which shall be in lieu of actual cost allocations.

CLAUSE	COST	OPTIONS FOR CHARGING JOINT ACCOUNT
T- Fixed $/ Month
		Subject to 302 (e)	Not subject to 302 (e)	Percentage of Direct Cost	Other (Specify) (Well !m cf/BR L
204	Automotive
207(c)	Production Office
212	Communications
213(a)	Camp
214	Measurement and Controls

 ARTICLE HI - OVERHEAD

301. General

Notwithstanding anything to the contrary contained in this Article III, it is specifically understood that any cash payments, incentives, grants, credits, waivers, exemptions, abatements, or other benefits received by or available to the Operator from any governmental source pursuant to regulations with respect to joint Operations and for the Joint Account, shall not be taken into account when calculating any of the items pursuant to Clause 302 of this Accounting Procedure.

In this Article HI

(a) "Cost" means total expenditures pursuant to Article II of this Accounting Procedure, excluding those expenses pursuant to Subclause 209(b) and Clause 218 of this Accounting Procedure, and salvage credits for Material retired, the

1996 PASC Accounting Procedure -20

value of injected substances purchased for enhanced recovery, custom processing revenues and charges and any additional exclusions as approved by the Owners.

(b) "Overhead" means all costs to the Operator other than those costs pursuant to

Article II of this Accounting Procedure.

(c) "Producing Well" means a well for the joint Account that in a calendar month:

(1) is equipped for and is capable of producing crude oil; or

(2) is connected to a permanent gas sales outlet, source or injection system; or

(3) is used as a disposal well;

provided that: a well that is Drilling during the entire month or is permanently shut-in and awaiting abandonment shall not be considered a Producing Well; a well completed in more than one zone for segregated production shall be considered a separate Producing Well for each such zone; an injection, source or disposal well shall be active during at least one day of the month; and a temporarily shut-in oil or gas well shall not be charged for Overhead longer than three (3) consecutive months after being shut-in.

302. Overhead Rates

The Operator shall charge the joint Account for Overhead at the following rates:

(a) For each Exploration project  percent (%) of Cost.

OR

(1) percent (.,%) of the first dollars ($ ) of Cost plus (2) percent C _%) of the next dollars ($ ) of Cost plus (3) percent (  %) of Cost exceeding the sum of (1) and (2)

(b) For the Drilling of a well percent (.%) of Cost. OR

(1) percent (_11o) of the first dollars of Cost plus (2) percent (_%) of the next dollars ($__) of Cost plus (3)  percent (_%) of Cost exceeding the sum of (1) and (2)

(c) For Initial Construction percent C %) of Cost. OR

(1) - percent ( %) of the first dollars ($_) of Cost plus (2) percent C %) of the next  dollars ($-) of Cost plus

(3) - percent ( %) of Cost exceeding the sum of (1) and (2)

1996 PASC Accounting Procedure -21 -

(d) For each subsequent Construction Project  percent (_%) of Cost.

OR

(1) percent ( %) of the first dollars ($____j of Cost plus (2) percent ( %) of the next dollars ($__-_j of Cost plus (3) percent (  %) of Cost exceeding the sum of (1) and (2)

(e) For Operations and Maintenance:

(1) _________ percent ( %) of Cost; and/or (2) dollars ($_) per Producing Well per month; or (3) A flat rate of dollars ($  __) per month.

The rates in Subclauses 302(e)(2) and 302(e)(3) hereof shall /shall not be adjusted as of the.first day of July each year following the year in which the Agreement became effective. The adjustment will be computed by ii:ultiplying the rate currently in use by the percentage increase or decrease in the average weekly wages and salaries of the Canadian Petroleum and Natural Gas Industry for the last calendar year compared with the calendar year next preceding such last calendar year as reported by Statistics Canada. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment rounded to the nearest dollar. Notwithstanding the provisions hereof, these rates may be adjusted from time to time upon approval by the Owners pursuant to Clause 110 of this Accounting Procedure.

ARTICLE IV PRICING OF JOINT MATERIAL PURCHASES TRANSFERS AND DISPOSITIONS

The Operator shall make proper and timely charges and credits for all Material movements affecting the Joint Operations.

401. Purchases

(a) Material purchased shall be charged at the price paid by the Operator including duty and/or sales tax thereon and after deduction of all discounts and rebates received. Where Material is found to be defective or is returned to vendor for any other reasons, credit shall be passed to the joint Account when adjustment has been received by the Operator.

(b) The Operator shall, whenever practical, purchase Material for delivery to the

Joint Property; provided that only such Material as may be required for the conduct of joint Operations shall be purchased and transported to the joint Property.

1996 PASC Accounting Procedure -22

402. Material Movements

Material movements to and from the Joint Property (for disposals see Clause 406 of this Accounting Procedure) shall be priced on the following basis, unless otherwise approved by the Owners. When the use of the Material is temporary and the reduced value as provided is not justified, then such material shall be valued on a basis commensurate with its usage on the Joint Property.

(a) New Material (Condition A):

Condition A Material at the New Price.

(b) Good used Material (Condition B):

(1) Condition B Material at seventy-five percent (75%) of New Price, or

(2) Fair market value.

(c) Material requiring conditioning (Condition C):

(1) Condition C Material at fifty percent (50%) of New Price, or

(2) Fair market value.

(d) Other used Material (Conditions D and E):

(1) Condition D Material (damaged) at fair market value.

(2) Condition P Material at salvage value.

Fair market value is deemed to be the selling price that would result when a buyer and a seller agree upon the price of an item giving due consideration for like goods in the marketplace at the time of sale and considering applicable expenses to inspect, repair, refurbish, dismantle and/or move such equipment or Material. Fair market value shall be based on the selling price or replacement cost of the equipment as obtained from current supplier published prices, current Controllable Material Price Catalogue as most recently recommended by the Petroleum Accountants Society of Canada, or as a quotation from a supplier. For audit purposes, documentation must be available to support the use of fair market value.

403. Transportaticu of Material

The Operator may, for transporting Material, charge the cost of transportation to or from the Joint Property provided that the charge for transporting Material furnished by the Operator shall not exceed the estimated costs of transporting such Material from the closer of the nearest reputable supply store or railway receiving point. Transportation costs incurred in transferring Material from the Joint Property to other operations where a change of ownership occurs shall not be charged to the joint Account except with approval by the Owners.

1996 PASC Accounting Procedure -23

404. Warratrty of Material Furnished by the Operator

There shall be no obligation on the part of the Operator to warrant Material beyond the dealer's or manufacturer's warranty.

405. Premium Prices

Whenever the specifically required Material is not readily obtainable at published or listed prices because of national emergencies, strikes, or other unusual causes over which the Operator has no control, the Operator may charge the joint Account for the required Material at the Operator's actual cost incurred in providing such Material, in making it suitable for use, and in moving it to the Joint Property.

406. Dispositions

The Operator shall make timely disposition of idle and/or surplus Material, either through sale to the Non-Operators or sale to other parties. The Operator may purchase, but shall be under no obligation to purchase, the interest of the NonOperator's surplus Material. All sales of Material, regardless of Condition, the proceeds from disposition of which is greater than  dollars ($________

shall be subject to approval by the Owners. All other disposals of Material shall be at the discretion of the Operator excepng sale to the Operator or its affiliates. Exceptions shall be priced pursuant to Clause 402 of this Accounting Procedure unless prior approval by the Owners is obtained.

ARTICLE V - INVENTORIES

501. IPtventQfJLCs

(a) Inventories of Controllable Material shall be taken by the Operator as approved by the Owners.

(b) The Operator shall conduct an inventory of stock maintained in a warehouse which is part of Joint Operations on an annual basis or as otherwise approved by the Owners.

1996 PASC Accounting Procedure -24

502. Notice of Tuventories

Written notice of the Operator's intention to conduct an inventory pursuant to Subclause 501(a) of this Accounting Procedure shall be given to each Non-Operator at least sixty (60) days prior to commencing such inventory, during which time each Non-Operator may elect to be represented. The Operator may limit the number of representatives of each Non-Operator for such purpose. Failure of an Owner to be represented at an inventory shall bind such Owner to accept the inventory taken by the Operator.

503. Reconciliation of luventoj

A reconciliation of the physical inventory with the joint Account records shall be made by the Operator and approved by the Owners conducting the physical inventory. The Operator shall submit a list of overages and shortages to all NonOperators and shall make adjustments to the joint Account records to reflect the physical inventory.

504. Inventory Expense

The costs of conducting inventories pursuant to Clause 501 of this Accounting Procedure shall be charged to the joint Account. Costs shall be based on the per diem rates for joint interest audits as most recently recommended by the Petroleum Accountants Society of Canada.

505. Special Inven tortes

Each Non-Operator shall have the right at any time to request in writing the taking of a special inventory of Controllable Material which shall be commenced within sixty (60) days of the Operator's receipt of the written notice. Such Non-Operator giving notice shall be entitled to be represented at the taking of the special inventory. All expenses incurred by the Operator in conducting the special inventory shall be borne by the requesting Non-Operator.

506. Construction Inventories

The Operator shall conduct an inventory and perform a reconciliation pursuant to Clause 503 of this Accounting Procedure for any major new facilities no later than twelve (12) months after completion of construction and the expense shall be for the joint Account. In the event of undue delays, the Operator may request approval by the Owners of an extension.

1996 PASC Accounting Procedure -25

PASC PASC ACCOUNTING PROCEDURE EXPLANATORY TEXT

Recommended by the Petroleum Accountants Society of Canada

ADDENDUM

Attached to and a part of Exhibit" "of

Table I is a quick reference guide which classifies categories of expense as Overhead or directly chargeable with or without approval by the Owners.

ARTICLE

101. Definitiana

Definitions are only required for terms not already defined in the Agreement. The terms Month, Day, and Year are not used as defined terms in the Accounting Procedure but may be defined in the Agreement or addressed by a general provision.

(a) Administrative Services

The intent of including this definition is to make sure that the parties to the Agreement are aware that the Operator receives compensation for these services through the collection of Overhead pursuant to Clause 301. It is at the Operator's discretion whether these services are performed On-Site or not. It is also the intention that any items not specifically covered by Article II of this Accounting Procedure or approved as a stand-alone item would fall under Administrative Services. These items would then require approval pursuant to Clause 220 to be charged to the joint Account. The services listed in the definition are only examples of the types of services which are included under this Clause and the intent is not to limit the services to those listed in the definition.

(b) Affilialei

No comments are necessary.

1996 PASC Explanatory Text

(c) Agreement

No comments are necessary.

(d) Alliance

Some operators in the industry have established arm's-length contractual arrangements with third party contractors in which the Operator's employee is in the contractor's office (or vice-versa). For example, the Operator may have an engineering alliance in which an engineering firm provides most of the engineering for specific projects, however the Operator may have some employees located in the contractor's office. Cost savings occur because the Operator does not have to carry a large staff for special projects. The engineering firm, by having alliances with other companies, is able to provide a flexible workforce.

(e) Completion

The Overhead associated with Completion should be considered as part of the initial Drilling costs only if the physical completion operations commence within twelve (12) months following the date of rig release from drilling operations. Completion operations commenced after this time period should be considered a separate project.

(1) Construction Project

No comments are necessary.

(g) Controllable Material

No comments are necessary.

(h) Drilling

Subsequent to the initial Drilling and Completion of a well, rig and crew is often used to carry out a variety of downhole work which may be considered Drilling or Operations and Maintenance. This distinction is difficult to predetermine as it is somewhat dependant on the magnitude of the work involved. The following is a list of activities which generally require a rig and crew but which are typical of Operations and Maintenance activities.

(1) Sucker rod repairs and/or replacement (with the same quality/type of rod);

(2) Pulling of bottom hole pump for repairs;

(3) Tubing and bottom hole equipment repairs and/or partial replacement (with the same quality/type);

(4) Hot oiling or wireline work for downhole dewaxing;

(5) Wireline work to switch sliding sleeves, bottom hole chokes, etc.;

1996 PASO Explanatory Text  -2

(6) Solvent, acid washes, or scale removal required to remove well bore restrictions;

(7) Bailing and swabbing;

(8) Maintenance and replacement of downhole sand control material and equipment including well bore clean out of existing zone.

Abandonment operations undertaken after a well has produced for any period of time beyond the initial test production period should be considered a separate Drilling project for Overhead purposes. The Overhead associated with abandoning an unproductive well should be considered as part of the initial Drilling costs only if the physical abandonment operations commence within twelve (12) months following the date of rig release from Drilling operations. Abandonment operations commenced after this time period should be considered a separate project.

(i) Equipping

For purposes of this definition a "production facility" shall mean any facility serving (or intended to serve) more than one (1) well (including, without restricting the generality of the foregoing, any battery, separator, compressor station, gas processing plant, gathering system, pipeline, production storage facility or warehouse), which is:

(1) constructed or installed for the joint account; (2) owned exclusively by the parties in accordance with their respective working interests;

(3) initially intended to be utilized exclusively with respect to the production, treatment, storage or transmission of petroleum substances;

(4) not used for fractionation of petroleum substances, sulphur extraction or separation of liquids by refrigeration; and

(5) not subject to a separate agreement governing the construction,

ownership and operation of such facility;

and includes all real and personal property of every kind, nature and description directly associated therewith, excluding petroleum substances, the joint lands and the Operator's owned or leased equipment

(j) Exploration

No comments are necessary.

1996 PASC Explanatory Text  -3

(k) Initial Construction

No comments are necessary.

(1) Joint Account

No comments are necessary.

(m) Joint Operations

No comments are necessary.

(n) joint Property

No comments are necessary.

(o) Material

No comments are necessary.

(p) New Price

No comments are necessary.

(q) Non-Operator

No comments are necessary.

(r) Operations and Maintenance

No comments are necessary.

(s) Operator

No comments are necessary.

(t) On-Site

On-Site refers not only to the legal area of the joint lands and facilities included in the Joint Property, but the whole area of routine operations as follows:

(1) Field employees who operate the wells and facilities are considered On

Site while they are in the Production Office where they are based. When a central Production Office serves, several properties, the field operators from all the properties are deemed to be On-Site while performing their duties in the office. Field employees, supervisors, and employees providing Technical Services are considered On-Site while travelling back and forth from the wells and facilities and the Production Office.

(2) The routine operation of the fields and facilities does require some travel outside of the immediate boundaries of the joint Property or the Production Office. Examples include emergency evacuation or notification of residents in the area, investigation of odour problems, or

1996 PA5C Explanatory Text  -4

meetings with other operators within a complex (such as a field operator meeting the gas plant operator on an operating problem). In the case of meetings, the On-Site test is that the employee is on call and able to respond promptly to any problem or requirement within the joint Operation.

(u) Owner or Party

No comments are necessary.

(v) Production Engineering

The following provides a list of engineering activities and tasks, which, if within the Operator's authority or specifically approved and performed in direct support of Operations and Maintenance, should be charged directly to the joint Account. Any undertaking by the Operator's employees for the benefit of the joint Account performing Production Engineering activities are chargeable pursuant to Clauses 201 or 207 regardless of their title, level or location.

Any work which is directed towards longer term operations such as work normally performed by geologists, petro-physicists and reservoir engineers falls within the provisions of Engineering and Design pursuant to Clause 205. This also applies to work resulting in a capital or expense AFE which should be charged to such AFE following approval by the Owners.

For clarity, the tasks which are chargeable as Production Engineering activities have been segregated into facilities and operations engineering as follows:

(A Facilities Engineering

Evaluation, optimization, testing and if required, modification of the following:

(1) Weilsite facilities (heaters, dehydrators, measurement devices, and other similar equipment)

(2) Pipelines (production, injection, and other similar pipelines)

(3) Production satellites (headers, pig facilities, test systems, group separation, measurement, pumping, and other similar equipment)

(4) Oil treating facilities (gas separation, dewatering, desanding) (5) Gas treating (dehydration, sweetening; liquids extraction,

fractionation, sulphur production)

1996 PASC Explanatory Text  -5

(6) Products storage and custody transfer (oil, C5+, LPG, sulphur, gas)

(7) Produced water handling and injection (compatibility testing, storage, oil removal, treating, filtration, pumping)

(8) Gas and natural gas liquid injection facilities and associated well bores.

(9) Fresh water supply and handling (dams, wells, storage, filtration, treating, pumping)

(10) Gas compression (reciprocating, centrifugal, rotary vane, etc., including drivers)

(ii) Controls and data acquisition (pneumatic, PLC [program logic control], SCADA [supervisory control and data acquisition], DCS [distributed control system], and other similar operations)

(12) Loss prevention (PSV's [pressure safety valves], ESD [emergency shut down], block and bleed, gas detection, fire detection and control, and other similar operations)

(13) Utilities (electrical, compressed air, cooling and potable water, sewer and drain, flares, steam generation and distribution)

(14) Corrosion control and de-gasification (chemicals, materials selection, and other similar operations)

(15) Environmental protection (site specific compliance monitoring and control, permit renewal applications, and other similar operations)

(16) Quality control /assurance (standards for fabricating and maintaining, shop inspections, and other similar operations)

(17) Operational problem resolution and process optimization (including simulations)

(18) Maintenance planning (turnaround scheduling, inspections, and other similar operations)

(B Operations Engineering

(1) Preparation of expensed recompletion programs, remedial workover and stimulation programs including:

1996 PASC Explanatory Text  -6

(a) Acidizing, fracturing, remedial cementing, and other similar operations

(b) Slick line and wireline programs

(c) Coiled tubing, snubbing, nitrogen, and C02 programs

(2) Preparation of well control and safety programs.

(3) Design and optimization of artificial lift systems including:

(a) Dynamometer and fluid level analyses

(b) Well bore gradient and interpretation of IPR (inflow performance relationship), water analysis, PVT (pressure volume temperature) data, open and cased hole logs, AOF (absolute open flow) data, etc., as required to evaluate well performance and workover candidate selection.

(4) Optimization, excluding reservoir performance, of downhole completion assemblies (packers, nipples, sleeves, SSV's [subsurface safety valves], expansion joints, and other similar equipment). This includes:

(a) Tubing force analysis and packer design.

(b) Wellhead design.

(c) Sand control equipment and procedures.

(d) Downhole equipment QA/QC (quality assurance/ quality control) and metallurgical design for critical service.

(e) Selection of workover candidates to rectify mechanical problems. (1) Design and implementation of field bottom hole pressure surveys and interpretation of pressure data.

(g) Interpretation of data required for optimization of downhole completion assemblies.

(w) Production Office

The intent of this definition is to not be restrictive as to the physical locations of such offices, but rather to define the functions served by these offices.

The Production Office is the office or portion of offices where the field employees and supervisors chargeable pursuant to Subclause 201(a)(1) report

1996 PASC Explanatory Text  -7

to work on a daily basis. The direct operation of the wells and facilities is managed, supervised and controlled from here. The PRIMARY function is the routine operation of the fields and facilities, and Production Engineering is usually done here, in whole or in part. The primary function test is based on the activity in the office, and applies for all operations served by that office. Only those costs specifically attributable to Joint Operations, excluding Overhead, are chargeable to the joint Account; accordingly, the cost of an office should be equitably distributed amongst all operations served and also to the Operator for Overhead activities performed at the office.

It is feasible, although rare, that a Joint Operation could require more than one Production Office. An example would be a very long pool with difficult access and two focal points which could have two field offices.

It is also possible that an office building may be split between a legitimate Production Office section and a district or, in the case of a small operator, even a head office (which is not chargeable). The test remains the PRIMARY function. In such cases, the Production Office section should be identifiable and be comparable with a free-standing Production Office.

(x) Professional Consulting Services

Individuals or firms that do contracted work may be called consultants, but by the nature of their services they are contractors. No Administrative Services should be considered Professional Consulting Services.

(y) Supervision

The intent of the definition is not to restrict the supervisory function to the first level of supervision. For large operations a first level supervisor may be On-Site on a continual basis with a second level supervisor assuming the responsibility for supervising several properties. In this situation, a portion of the cost of the second level supervisor would be chargeable to the joint Account.

(z) TechnicalServices

It should be noted that secretarial or clerical functions required to support Technical Services are not intended to be included as part of the definition.

(aa) Warehouse

No comments are necessary.

102. Statement and Billings

Charges and credits need to be classified in accordance with the Petroleum Accountants Society of Canada/Joint Interest Billing Exchange (PASC/JIBE) Chart of Accounts to enable each Non-Operator to meet all regulatory as well as internal and

1996 PASC Explanatory Text  -8

external reporting requirements. Companies who are not transmitting their billings electronically via the current Electronic Data Interchange Joint Interest Billings Exchange System (EDI/JIBE) adopted by the Canadian Petroleum Industry still need to comply with the classification standards set out in the PASC/JIBE Chart of Accounts.

The statement/ billing should reconcile to any advances made.

If the Operator handles production revenue for the joint Account, it is recommended that sufficient information relating to each Owner's sales be provided so the Non-Operators are able to calculate and pay obligations such as overriding royalties that are not normally handled by the Operator and to accurately record all revenue transactions.

103. payments ljjjWon-Operaton

No comments are necessary.

104. Capital Advances

It is suggested that where the Non-Operator is cash called for amounts in excess of what could reasonably be expected to be a cash paid charge to the joint Account for a particular month:

(1) the Operator should be asked for an explanation, and if applicable; (ii) the Non-Operator and Operator negotiate the amount of the advance.

In any event, payment of the advance must be made by the original due date.

105. Operating Fund

The Operator normally advances funds through its accounts payable system to finance an operation and submits a billing to the Non-Operator for the recovery of such funds. Operating advances are allowed, based on an approved forecast, to provide working capital for the normal operating expenditures. Operating advances may be made for net billings but the Operator must adjust the amount of the advance to reflect the reduced timing difference between invoice payment and the billing to the joint Account. The operating advance must not place the Operator in a more favourable financial position relative to the Non-Operator.

When a company disposes of its share (% Ownership) of the Joint Property during the year, that company should adjust the sales value of its ownership to include any

1996 PASC Explanatory Text  -9

operating advance delivered to the Operator (see PASC "Acquisitions, Dispositions and Trader's Checklist" dated February 23, 1993). Hence, the Operator would remit the operating advance at the end of the year to the new Owner.

If the head document does not have provisions for approvals then approval of the forecast would be pursuant to Clause 110. The "forecast of expenditures" referred to in the Accounting Procedure may differ from any operational forecasts required pursuant to the Agreement.

106. Unpaid Accounts

Remittances should be made promptly by the Non-Operator in accordance with the terms of the Agreement. If such remittances are not made on a timely basis, interest should accrue monthly on the unpaid balance at the stipulated rate. The use of the wording "regardless  removes the need for written notice to be given before interest can begin to be calculated. The remedies are premised on the fact that a default did exist. Not paying an invoice is a default, but querying the validity of a charge is not a default and remedies are covered in Clause 10?.

To encourage the enforcement of this provision, it is recommended that the Operator place a notation on his billings that the interest provision will be applied.

When the total monthly billing to a particular Non-Operator's account reflects a credit balance, the Operator's payment should accompany the billing to settle the account, except where inventory and/or ownership adjustments are involved. In these instances the Operator may effect distribution after collection of sufficient funds from the Non-Operators.

107. Adjustment and Right to Protest/Question Bills

The problems and resulting cost of accounting for adjusted payments is very significant; therefore, it is essential that the joint billing be paid as rendered unless agreement to the contrary is reached between the Operator and the Non-Operator.

The monthly Joint Account billing must be paid as rendered by the Operator, unless there is an agreement to short pay for items, such as incorrect working interest (division of interest) or unapproved expenditures. These two examples are not intended to limit the Non-Operator's rights to question doubtful charges, but are valid guidelines for short payment.

If any item on the Operator's statement is questionable, a request for an adjustment or an explanation of the item in question should be directed immediately to the Operator. All significant queries must be in writing with appropriate supporting

1996 PASC Explanatory Text  _10

documentation. A request by the Non-Operator for an adjustment or explanation is not considered an audit request by the Non-Operator and shall not change the normal two-year formal audit limitation.

Subclause 107(c) recognizes the situations where either the Operator or the NonOperator discovers that an error existed in the joint Account for periods prior to the twenty-six month protest/questioning period described in Subclause 107(b). Recognizing that joint ventures are supposed to be a co-operative effort and that no Owner should either gain or lose from inadvertent errors, it is recommended that such errors be corrected back to the origin of the error. If the necessary records and information are not available for all prior periods, the parties should then negotiate the adjustment. The provisions of this Subciause are not intended to extend the Non-Operators' auditors' rights to access books and records beyond the twenty-four month audit limitation. Nor is it intended that a Non-Operator request such an adjustment without being able to adequately support the request. Supporting evidence must come from the current period and provide reasonable cause to support the argument that the situation existed in prior periods. The right to audit these types of adjustments is restricted to the support and backup for the adjustment(s) only.

108. Audits

Reference should be made to the PASC Joint Venture Audit Committee Bulletin No. 6, "Joint Venture Audit Protocol Guide." All audits of the Operator should be conducted in accordance with this bulletin.

It is recommended that the audit notification be issued at least three months prior to the commencement of the audit. A provision is included for the approval of audit costs by Non-Operators to be determined by a majority interest of the Non-Operators. Such vote would normally be accomplished by means of a mail ballot initiated by the Non-Operator wishing to conduct the audit. The Operator is not normally required to share in the cost of audits conducted by the Non-Operator.

The recommended time period for submission of audit claims or queries by the Non-Operator is within two months following completion of the audit field work at the Operator's office unless the Operator has consented to a reasonable time extension. The last day of field work is normally a date appearing on the mail ballot and/or the audit confirmation letter. The intent of the two month provision is to ensure queries are issued in a timely manner and to clearly establish that the definition of "field work" does not normally extend beyond the scheduled time at the Operator's premises. Audit queries should be sufficiently descriptive and contain the necessary backup to support the claim.

1996 PASO Explanatory Text - 11 -

The intent of the six month time limitation from the date of filing for the Operator to answer the Non-Operators audit claims is to prevent the Operator from ignoring such claims. The six month limitation is viewed as a maximum time for response except in extenuating circumstances. A response to an audit claim should be sufficiently descriptive and contain the necessary support and backup for adjustments processed or claims denied.

The intent of the provision for issuing the final audit report within twelve months of issuing claims of discrepancies is to promote timely reporting to the Non-Operator and to encourage the parties to settle such matters expeditiously.

If the agreement provides for an operating or management committee, this is the recommended vehicle to resolve audit matters. If no such committee exists, it is recommended the parties meet and negotiate a resolution. The agreement may also contain other provisions for settling disputes.

The intent is that for pay-out situations the audit is to be done within 24 months of receipt of any statement. By sending timely statements the Operator avoids audits that go back many years and the Non-Operator is getting timely data. The auditing provisions related to payout wells, net profits interests, and carried interests are governed by the applicable agreements. For a discussion of this topic, please refer to PASC Joint Interest Research Committee Bulletin No. 2.

109. Control of Assets

(a) The objective of this clause is to ensure that the Operator is effectively controlling and utilizing Material for the benefit of joint Operations. The Operator should utilize whatever records or methods are necessary to properly process movements to and from the joint Account.

(b) Records of Controllable and non-controllable Material shall be maintained by the Operator for the joint stock locations.

110. Approvals

This provision provides a basis for approvals of charges to the joint Account in those instances where there are no approval provisions in the Agreement. (See preamble.)

Ill. Rates and Limitations

No comments are necessary. (See preamble.)

1996 PASC Explanatory Text  -12

112. Expenditure Li,nitatioiis

No comments are necessary. (See preamble.)

113. Value Added Tax

This Subclause allows the Operator to make all elections to handle Goods and Services Tax transactions for the joint Account saving severe administrative problems for all the Owners.

114. Interpretation

No comments are necessary.

ARTICLE!! CHARGES

The Operator shall charge the joint Account with the cost of the following items:

201. Labour

The Operator's labour costs applicable to the salaries and wages of personnel on the Operator's payroll whose time is chargeable directly to the joint Account. Where more than one property is served, the distribution must be fair and equitable and reflect the historical distribution.

Salaries and wages may include a variable portion of employee remuneration where applicable, but excludes any corporate executive bonuses and traditional bonuses (ie. Christmas bonuses) which are not part of the Operator's compensation policy. Such programs must be formally documented policy of the Operator, and must be available to all employees on a "regular basis". The variable pay program may include reduction of employee's "base pay" and provision for "performance pay" dependent on personal, department or corporate performance. Such payments may be made annually or monthly, and may be based on the prior year's experience.

In most situations, as long as the

is constant, the total performance employees. However, when the number of employees charged to the joint Account

payments will be fair irrespective of transfers of number of employees is increased or decreased

1996 PASC Explanatory Texi  -13

during the year, an allocation of the performance pay for the additional employees to reflect the number of months the new positions have been in place, or to reflect the number of months the discontinued positions were in place, may be required.

Actual costs may be charged on an as-paid, actual basis, or by a percentage assessment basis. The method used by the Operator to charge such payments to the joint Account should be reasonable and clearly documented This allows the Operator to avoid extremely detailed accounting at the property level.

Following is an explanation of direct labour chargeable to the joint Account:

(a)(1) Salaries and wages of the Operator's employees directly engaged in joint Operations, Supervision, Technical Services, or Production Engineering who are On-Site (see definitions) handling day-to-day operations and problems. This includes travel time to or from the Joint Property in the conduct of joint Operations.

Salaries of the Operator's employees engaged in Technical Services are chargeable pursuant to Clause 205 for capital project work within the Operator's approval authority.

Salaries and wages of the Operator's employees engaged in Administrative Services located On-Site are covered by Overhead and therefore not chargeable to the joint Account except as provided for in Subclause 201 (a)(2).

(2) This Subclause provides flexibility for the Operator of a facility to request approval to direct charge specified On-Site Administrative costs, such as receptionist or secretarial services, which are excluded as an automatic charge pursuant to Subclause 201(a)(1), in situations where there is a benefit to all Owners to provide such services On-Site. In large plant facilities provision of such services can be cost effective as without such support technical and operating personnel may have to divert their attention to administrative details. It is expected that the mail ballot will detail the positions to be charged and provide the rationale for charging the joint Account.

(3) Salaries and wages of the Operator's personnel chargeable pursuant to Subclause 201 (a)(1) working in a contractor's or supplier's main or field office and travelling to and from those offices while in the conduct of joint Operations. These are normally employees providing Production Engineering or Technical Services whose primary function is to handle specific operating conditions or problems directly related to Joint Operations and may include visitations to suppliers and vendors, Material inspections, etc.

1996 PASO Explanatory Text  -14

(4) Salaries and wages of the Operator's employees chargeable pursuant to Subclause 201(a)(1) while such employees are receiving familiarization training On-Site prior to initial start-up of operations.

(5) Salaries and wages of the Operator's employees providing Technical Services who are directly involved in the capital project work of Drilling, Completion, Equipping, and Construction Projects and have had prior approval by the Owners.

(6) Salaries and wages of the Operator's employees regardless of titles, level or location engaged in Production Engineering to provide site-specific support for the day to day Operations and Maintenance of the Joint Property. These employees perform the tasks outlined in this Explanatory Text for Production Engineering.

(b) Time sheets or some other appropriate written instrument must document and support time spent and work done on any particular job while in the conduct of Joint Operations and the charge should be based upon such time shown. In some instances, however, certain employees such as supervisors may directly service a number of properties, and it may not be practical nor equitable to use "time" alone as a basis for the charge. In these instances a fair and equitable allocation may be the only cost effective method of charging time. The allocation must be supported by time sheets or some other appropriate written documentation indicating that the employee was working on the various properties.

(c) This subclause is set out separately to make it clear that the salaries of the

Operator's employees who are part of an Alliance working for the joint Account are chargeable at actual cost (salaries plus benefits) and should not be charged as part of the Alliance firm's billing for labour (at its charge-out rates). Similarly all office and overhead costs associated with the Operator's employees are not chargeable to the joint Account. (See Subclause 207(a)). If the Alliance firm is affiliated with the Operator the transaction should be treated as non arm's-length. The actual cost of the Operator's employees working in the Alliance will include salary only. Benefits are also chargeable pursuant to Clause 202.

(d) Earned or compensatory time off relating to the above categories. Such costs are charged on an actual cost basis to the Operator and thus, the rate used to charge to the joint Account must reflect not only the "earned" time off but also the actual time off taken.

(e) The Operator's cost of holiday, vacation, sickness, and disability benefits, and other customary allowances paid to employees whose salaries and wages are

1996 PASC Explanatory Text  -15

for the joint Account. Costs pursuant to this Subclause may be charged by a percentage assessment on the amount of salaries and wages chargeable to the Joint Account. The rate should be based on the Operator's cost experience. Customary allowances may include jury duty, military duty, or any other absence which is excused by the Operator's policy.

Unless an employee is regularly assigned to a particular property for the entire year, it is very difficult to make an equitable charge by the "when and as paid" basis. It is generally agreed that the "percentage assessment" provides a more equitable distribution of these costs. It is recommended that the "percentage assessment" be reviewed annually and that proper adjustments be made in the rate to provide, over a period of time, that actual costs are distributed to the properties served. This may require that any balance in the account be used in determining the new adjusted rate.

For the purpose of this subclause, the term "customary allowance" is not intended to cover expatriate tax protection.

U) As with costs pursuant to Subclause 201(e) labour costs for employees who spend short periods working on projects chargeable to the joint Account are often most equitably charged on a per diem basis. The per diem charges should be reviewed annually and adjusted to ensure that they reflect the Operator's actual cost of salaries and wages for each classification of employee. The rate may represent the average actual salary of a classification of employee (example: "Senior Engineer"), rather than an individual's personal salary due to confidentiality requirements and administrative ease. This clause is not intended to dictate the Operator's accounting systems. The per diem charge can reflect labour costs only, with benefits calculated in total on all labour charged to the Joint Account, or can include a component for the Clause 202 benefits - either method must ensure that benefits are only charged ONCE. (ie. care must be taken that benefits are not included in the labour charge and then charged again through a calculated benefits charge).

202. Employee Benefits

(a) Compulsory - As costs imposed by governmental authorities are limited, being based upon a maximum earned by each employee and the maximum may be different for each category of charge, the cost terminates at various times during the year for individual employees. Although it is acceptable to determine the average time for payout of each category and discontinue such charges at that period, this usually produces inequities in charges to the individual properties. This is particularly true if a property is discontinued in the early part of the year or begins operations in the latter part of the year. For this reason, it is recommended that a percentage be determined for twelve months to spread the costs over the entire year.

1996 PASC Explanatory Text  -16

(tO Non-Compulsory - Employee benefits may be generally defined as the types of plans enumerated in this Subclause and other established plans, such as medical insurance for employees and dependants, accident and disability insurance which provides for the welfare of the Operator's employees, their families or beneficiaries, and which are made available to all employees of the Operator on an equitable basis.

Established plans are those made available to ALL employees on a REGULAR basis. Such plans may be established in accordance with and subject to collective bargaining agreements. Charges should be made to the joint Account for benefit plans expense by "percentages assessment" on the amount of the salaries and wages.

The following types of costs (but not limited.to) which are beneficial primarily co the Operator should be excluded from the employee benefit calculations:

- industrial nurse or doctor - service awards - employees' credit union - company magazines and periodicals - social functions - dinners and seminars in preparation for retirements -fitness programs and facilities - mortgage assistance

- business travel plan - group legal plans - bus passes - travel assistance - parking - tax protection on taxable benefits - educational assistance

Christmas or other bonuses given to selected employees and other special benefits available only to executives, certain employees, or groups on a selective basis are to be excluded from the employee benefits calculations and cannot be directly charged to the joint Account under any circumstances. These costs are intended to be part of Overhead.

There are considerable variations in the actual cost of benefit plans in various companies in the industry. Some of the factors causing these variations are number of employees, average age of employees, types of plans established, methods of funding (contributory or non-contributory, trustee or insured), and collective bargaining agreement requirements.

Since these wide variations exist, a percentage limitation may be established. The Operator should determine annually whether his costs equal or exceed the stipulated percentage of labour before continuing to make charges at that rate. The "percentage assessment" rate is applicable to the Operator's labour costs which are chargeable to the joint Account but not applicable to Overhead charges or contract labour.

1996 PASG Explanatory Text  -17

203.

204.

205.

Travel and Moving

Travel and reimbursable personal expenses of those employees serving the joint Property should be charged equitably and consistently with wages and salaries as provided in the labour clause. Transfers for- normal staff rotation, corporate reorganization and training assignments are considered to be for the primary benefit of the Operator and therefore not chargeable to the joint Account.

Personal expenses must be in accordance with the Operator's normal documented reimbursement policy and may include such costs as real estate fee and commissions, closing costs, compensation for loss on sale of home, legal fees, and carpeting and drapery expenses.

As there are no overall industry standards for reimbursement policy, the NonOperators should understand the Operator's policy at the time of negotiating the Agreement.

Automotive

No comments are necessary.

Engineering and/or Design

(a) All engineering and/or design work in support of capital and operational projects, including studies, whether provided by the Operator's employees or contract services, must be charged at cost.

For capital or expense projects which require approval by the Owners, the engineering and/or design costs estimate must be shown separately on an approval document and must meet the following requirements:

(1) Approved detailed time sheets describing the work and location of the Operator's employees.

(2) Charges for engineering and/or design provided by contract services must be supported by invoices clearly showing the work, location, rates, etc. and must be duly approved by the Operator's authorized representatives.

(3) Examples of work being charged at rates other than the Operator's costs may be where the costs are based on a percentage of. the total project or a flat rate. The basis of charging must be fully explained when requesting approval by the Owners. The Owners should also negotiate whether the percentage or flat rate is inclusive of benefits or whether there are to be specific exclusions.

1996 PASO Explanatory Text  _18

Capital and expense projects within the Operator's approval authority must also meet the above requirements.

For expense projects that are wholly engineering in nature such as field development or feasibility studies, the engineering costs are chargeable to the joint Account only with the approval by the Owners.

(b) (1) The intent of this Subclause 205(b)fl) is to allow a maximum variance between the estimated engineering and/or design costs shown on the AFE and the actual costs charged. Costs for engineering and/or design which exceed the maximum variance require additional approval by the Owners even though the total AFE may not be overexpended.

(2) The intent of this Subclause 205(b)(2) is to limit the amount of engineering and/or design charges to a project which is within the Operator's authority, to ten percent of the total cost of the project.

206. Material

For complete reference see Article IV.

207. Services

(a) The Operator may recover the cost of third party contract services pertaining to

Joint Operations. This includes custom processing charges if on behalf of the joint Account. The Agreement may contain a dollar limitation governing the requirement of obtaining the Non-Operator's approval before the Operator enters into certain types of third party contracts on behalf of joint Operations. Contracts should provide for the auditing of the contractor's records in cases where payment for work is based on reimbursable time and/or materials. Provisions relating to the audit are detailed in accordance with Subclause 108(d).

If the Operator has entered into a long-term contract for services, such as drilling rigs, service rigs, etc., the joint Account should not be charged for any resulting standby charges, unless timing, rig availability, or other factors are critical to joint Operations.

Contracted services normally considered overhead shall not be charged to the joint Account.

(1) No comments are necessary.

1996 PASC Explanatory Text  _19

(2) Technical Services means services related to the mechanical, electrical, chemical, geological and/or geophysical technologies as defined in Clause 101. This Subclause 207(a)(2) allows direct charging of all Technical Services provided On-Site, and some limited off-site work which is specifically and directly in support of the work done On-Site. An example would be time spent by a contracted geologist in his office completing a report on a well site visit. Only the actual Technical Services are chargeable. Any contracted services, which if performed by the Operator would be considered overhead, are not chargeable.

(3) Contracted Production Engineering Services may be direct charged whether On-Site (pursuant to Subclause 207(a)(2)) or off-site. An extensive listing of examples of chargeable Production Engineering work is provided in this guide pursuant to Subclause 101(v).

(4) No off-site Technical Services may be charged without approval, by the Owners other than those covered pursuant to Subclause 207(aX2) above.

(5) Only true Professional Consulting Services require approval by the Owners, not ordinary contract services. Professional consultants are accredited by professional associations, and may perform as consultants or contractors. Professional Consulting Services provide the Operator with reports giving advice, as described in Clause 101(x). The very same firm or professional may also be contracted to perform Engineering and Design work pursuant to Clause 205 or Technical Services pursuant to Clause 207 in which case they are working under the direction of the Operator doing work which could be done by the Operator's employees. Also, many private individuals in the business of doing technical, administrative or accounting work on contract, like to refer to themselves as "consultants", although this usage does not fall under the definition of Professional Consulting Services. If a consultant's report has been charged to the joint Account, it must be made available to the Owners.

(6) No comments are necessary.

(7) If the Operator has entered into an Alliance, only costs related to the nonemployees of the Operator are chargeable pursuant to this Subclause 207(a)(7). The salaries of the Operator's employees' who are physically on the site at the office of the Alliance firm are chargeable pursuant to the provisions of the labour clause (see Clause 201). Any overhead costs associated with the Operator's employees being in. the offices of the Alliance firm are not chargeable and are solely for the Operator's account since these are administrative in nature and are recovered through the Operator's overhead recovery. Contracted services normally considered overhead shall not be charged to the joint Account.

1996 PASO Explanatory Text  -20

(b) In many instances, it is more practical for the Operator to use its owned or leased equipment and facilities for temporary, infrequent or minor needs as the joint Operation needs may not justify the purchase of equipment for the joint Account.

Cl) Due to small dollar amounts and for administrative ease, chart reading should be charged at commercial rates, rather than using the formulas provided for in Subclauses 207(e) and 207(f).

(2) Chargeable services include, but are not limited to, oil, gas, and water analyses and tests. As with chart reading, the small per-service cost does not justify the use of the formulas provided for in Subclauses 207(e) and 207W. Charges must not exceed those of available outside labs.

(3) This Subclause covers all other situations not covered above. The Operator may use the formula provided for in Subclause 207(e) to calculate the charge, or use 80% of commercial rates as provided for in Subclause 207(f).

(c) The cost of maintaining and operating a Production Office should be calculated using the formula provided for in Subclause 207(e), and allocated among all operations (eg. other oil and gas properties) and functions (eg. Overhead activity such as district office) on some equitable basis (eg. square footage or employee/well count etc.). The costs to be allocated include such things as:

- depreciation of capital cost - interest as provided in Subclause 207(e) - rent, if building not owned - heat, light, power, water, telephone - janitorial service and supplies - maintenance -furniture (capital or operating cost) - office supplies - office machines and personal computers (capital or operating)

The allocation formula should take into account:

- use by the various operations - use by various functions (chargeable, non-chargeable) - use for administrative and management purposes

A final percentage allocation should be determined to avoid excessive accounting for a myriad of chargeable and non-chargeable activities happening continuously. Thus x% of the total cost of the Production Office would be deemed to represent the actual cost of chargeable activities for the joint Account.

1996 PASC Explanatory Text -21 -

(d) The cost of operating and maintaining an On-Site warehouse that is part of the Joint Property should be charged to the joint Account.

(e) The intent is that the Operator should recover its costs of ownership but there should be no profit. The cost is calculated by including depreciation and interest on the depreciated investment as established but the total charge shall not exceed prevailing commercial rates. If there are no available commercial rates in the situation, then the limitation does not apply.

(0 The provision of allowing for use of 80% of commercial rates is meant to reduce the administration burden on the Operator of calculating the charge as provided for in Subclause 207(e), when commercial rates are readily available in the area. If such rates are not available, then this alternative does not apply.

208. Damages and Losses

The Agreement generally provides that the costs incurred for repairs or replacement of the Joint Property because of damage or loss shall be borne by the joint Account. Damage or loss to the Joint Property for any cause is recognized as a joint Account cost except to the extent of exceptions identified in the Agreement.

As soon as practicable, the Operator should notify the Non-Operators in writing of tha damage or loss giving the time, cause, extent, and the estimated charge to the Jcnt Account. The Operator should also give immediate notice to the insurance carrier, if the property is covered by insurance, and protect the property from further damage.

If any equipment is destroyed or removed from the Joint Property, the Operator should furnish the Non-Operators enough information to enable them to make proper entries to their investment records.

209. Surface and Subsurface Rights

(a) Surface rights including all surface lease rentals and land necessary for installations and rights-of-way acquired for joint Operations such as gathering lines, compressors, plants, wellsites, battery sites, flowlines, and roads. The term may vary depending on the particular lease but usually annual rental payments are required.

(b) Petroleum & Natural Gas (P&NG) Lease Rentals and royalties paid by the Operator for the Joint Account.

1996 PASC Explanatory Text  -22

210. Taxes

No comments are necessary.

211. Insurance

The types and amounts of insurance agreed upon by the Owners are usually included in another schedule of the Agreement. Note that Worker's Compensation and Unemployment Insurance are chargeable pursuant to Clause 202.

212. Communication

For ease of administration and auditing, only outgoing communication costs from the joint Property may be charged to the joint Account. Incoming calls are deemed to be administrative in nature and are thus considered Overhead.

Equitable allocation of costs is site specific and dependent on the nature of the operation and duties of people On-Site. If any basis other than 50/50 (outgoing versus incoming calls) is used, the allocation procedure should be fully documented and available for audit.

Ancillary equipment could include computers dedicated to the phone system but would exclude any communication costs that have been corporately allocated.

213. Camp and Housing

(a) Camp

It is the intent of this Subclause to provide camp facilities for employees in remote areas chargeable to the joint Account. Facilities that are used for more than one operation must be charged out in an equitable manner.

(b) Housing

it is the intent of this Subclause to allow the Joint Operation to pay for the cost of subsidizing housing in remote areas which require this incentive to attract and maintain a qualified workforce. The cost of maintaining the housing less the actual or deemed rent charged is chargeable to the joint Account, if agreed to, and must be charged based on the activity of the resident of the house. Thus, if a house is vacant, it cannot be charged and if the employee works on a number of different projects, these costs must be shared equitably.

214. Computerized Measurement and Control

(a) Computerized measurement and control is the direct use of computers in assisting with oil and gas data gathering, surveillance, automation, and

1996 PASC Explanatory Text  -23

supervisory control. In the event the computer equipment serves other purposes, it is recommended that the Operator get prior approval by the Owners of the allocation process in order to ease the administration and audit efforts.

(b) Computer systems (i.e., personal computers and mainframes) that are not used for measurement and control are not chargeable to the joint Account unless prior approval by the Owners has been obtained. Examples are material maintenance, material transfers, service work order systems, gas plant allocations, invoice payment, electronic mail, expense statements, revenue accounting, etc. This exclusion extends to the systems personnel, hardware, software (i.e., local area networks - LAN's) as well as peripheral devices that may be required.

215. Ecoloical and Environmental

(a) The Operator must operate in compliance with government regulations. A code of environmental conduct published by an industry association such as Canadian Association of Petroleum Producers (CAPP), Small Explorers and Producers Association of Canada (SEPAC), or other organization may be adhered to and the costs should be borne by the Owners. If the Operator has a documented corporate environmental performance policy that goes beyond government agencies or industry association standards, it should be followed for all operations and the costs should be borne by all the Owners. The Owners are entitled to review the environmental policies that the Operator is using.

(b) Costs of related studies or discretionary ecological and environmental activities require approval by the Owners.

216. Warehouse Handling

The intent is to permit the Operator to recover that portion of the cost of his Warehouse operation pertaining to movement of material to the Joint Property, through use of a "percentage assessment." The percentage assessment, when initially established, should reflect the Operator's Warehouse and handling procedure to ensure that the Joint Property is charged only its proportionate share of actual costs. The rates used may be adjusted to account for changes in the Operator's warehouse handling operation. For example, the rate should take into consideration no cost Warehouse or no-cost storage space obtained from a supplier or contractor, or storage of supplies by a contractor for the Operator in the Operator's Warehouse facility or whether the Operator is incurring an inventory holding cost or providing the personnel to expedite.

Wherever possible Material should be sent directly from a vendor to the joint Property and not processed through the Operator's Warehouse or other temporary

1996 PASO Explanatory Text  -24

storage locations to collect fees for the purpose of creating a profit centre. This warehouse service should add value to the process of obtaining goods for the joint Property. If Material is returned to the Operator's Warehouse and the Joint Account is credited for the value of the Material, any warehouse handling charge, from the original transfer, associated with the returned goods should not be credited to the joint Account.

217. Recruitment Traiuiugand Safety

(a) The Operator is expected to provide fully trained personnel for the operation of the Joint Property. The training required for rotating employees or growth assignments shall be at the Operator's sole expense. Recruitment costs include advertising and travel for interviews but exclude human resources department costs which are administrative in nature and thus recovered through Overhead.

(b) No comments are necessary.

(c) No comments are necessary.

(d) The costs of safety awards and safety dinners should be reasonable. Safety dinners should be PRIMARILY for the purpose of maintaining employee knowledge and commitment to safety programs and practices in field and plant operations. This term is not meant to include routine social events at which safety is a minor element. The cost of liquor or extra costs incurred because of the serving of liquor, such as transportation for employees, are not chargeable. It should be noted the purpose of a reasonable amount for safety awards and safety dinners (not meetings for other purposes) is in recognition of the increased focus on safety, and the resulting benefits to the joint Account (i.e., reduced Workers Compensation Board (W.C.B.) costs, reduced absences, etc.) Extravagant awards such as expensive clothing or trips are not considered "reasonable" and therefore not chargeable to the joint Account.

(e) General emergency manuals that are NOT site specific are not chargeable.

218. Litigation and Claims

Legal costs and expenses incurred in handling, investigating, and settling litigation, or claims arising by reason of Joint Operations or necessary to protect or recover the Joint Property including court costs, costs of investigating or procuring evidence, and amounts paid in settlement or satisfaction of any litigation or claim should be recognized as joint Account costs.

With the exception of legal services for title work, no charge shall be made for the services of the Operator's legal staff working in the Operator's major administrative

1996 PA5C Explanatory Text -25

offices or for fees or expenses of outside counsel. Such costs are considered to be covered by Overhead unless their direct charge to the joint Account has received approval by the Owners. Legal services for title work is covered pursuant to Clause 209.

219. Abandonment atid Reclamation

Field is intended to mean those employees who are permanently On-Site and involved in the daily operations and maintenance at the field level.

220. Other Costs

No comments are necessary.

221. Allocation Options

The intent of this clause is to provide flexibility to the Owners when dealing with charges which are administratively difficult to charge directly. The options within this Clause are a viable alternative.

ARTICLE III

301. Overhead General

"Cost" is defined as those items of expenditure, described in Article II, that may be used as the basis in determining Overhead. This clause also indicates which costs are specifically excluded from the determination of Overhead. Processing fees are not allowed in the Overhead calculation.

The purpose of this definition is to provide the user with a reasonable base on which to calculate a percentage Overhead and eliminate or minimize the impact of large or unusual charges that, because of their variable nature, could distort the Operator's actual Overhead recovery since the administrative effort involved is not proportionate to the cost incurred. The costs of purchased fluids for injection schemes for enhanced recovery and custom processing costs, are excluded because these costs, when incurred, represent a significant cost for the joint property in proportion to the associated administrative effort. Custom processing, for the purposes of this definition, is meant to cover the full processing of an oil or gas stream in a facility which is not owned by the Owners of the Joint Property according to an arm's length contract, and is not meant to include minor or incidental handling of products or water.

1996 PASO Explanatory Text  -26

It is recommended that all items of cost to be used in the base for percentage Overhead rates be considered at the time the Overhead method is agreed upon. If there are additional large or unusual charges that will be regularly incurred on the Joint Property, then the percentage Overhead rate for Operations and Maintenance may be negotiated at a lower-than-usual rate to provide for equitable recovery. An example of a large cost which -is sometimes treated in this manner would be power for an electric compressor station.

The term 'salvage credits," as used in this provision, means the amount credited to the joint Account resulting from the disposal of any Material and equipment previously installed on the property and charged to the joint Account. Unless such salvage credits are excluded from current costs and credits when computing the basis to which percentage Overhead rates are applied, the Operator would, in effect, be refunding compensation previously earned. Credits resulting from the return of any unused Material and equipment to a supplier or warehouse should not be considered as salvage credits but should be used to reduce the basis on which Overhead is applied.

302. Overhead Rates

It is common practice in the industry to negotiate an agreed rate to reimburse the Operator for Overhead costs applicable to the Joint Operation. Methods considered usually are a percentage rate base and/or a fixed rate per well or a flat rate for Operations and Maintenance.

ci - Percentage Rate Ba

This method provides percentage recovery of Overhead on each dollar of cost incurred. Utilization of the percentage sliding scale recognizes that administrative effort does not increase proportionately to the dollars spent.

Percentage Overhead by type of operation, as defined, has become an acceptable method of Overhead recovery for Exploration, Drilling, Construction, and Operations and Maintenance. By establishing a stable and consistent cost base, percentage Overhead can be a fair and equitable method of Overhead recovery for well Operations and Maintenance and should be considered for its advantages in administration and for its protection against varying economic conditions.

Percentage Overhead by type of operation, as defined, is an acceptable method of overhead recovery for:

(a) each Exploration project (b) the Drilling of a well (which includes Completion for wells which are completed within one year of drilling)

996 PASC Explanatory Text  -27

(c) each Construction project (d) each subsequent Construction project (e) Operations and Maintenance

Overhead Fixed Rate Base

In addition to percentage rates, a fixed rate option for Operations and Maintenance, either on a well count or flat monthly fee basis, allows for flexibility in negotiations. Application of this rate to wells is provided by the definition of Producing Wells outlined in this option. Basic guidelines for temporarily shut-in oil and gas wells are that such wells should be:

(a) Capable of producing or retained in a shut-in status for future use,

(b) Mechanically equipped so they may be returned to production with reasonable equipment additions or changes,

(c) In such a condition that they can be returned to a producing status without performing a major repair or recompletion job,

(d) Shut-in for three months or less.

A negotiating option has also been included to provide for annual adjustment of the fixed rate to enable the Operator to administer rate revisions due to changes in industry wage costs. This is to eliminate the necessity to formally negotiate and execute frequent minor rate changes. The source of the amount of change will be Statistics Canada data and is calculated and published by PASC prior to July 1 each year.

It should be noted that when this Accounting Procedure is used as an exhibit to an existing agreement, this option clause should be changed by deleting the reference to "the Agreement" and replacing it with a reference to "this Accounting Procedure."

It should further be noted that in the event of a catastrophe the Owners may choose to negotiate a separate Overhead rate for those costs.

ARTICLE IV

401, Purchases

It is understood that the Operator will purchase Material only for immediate needs and accumulation of surplus Material should be avoided. The Operator should

1996 PASC Explanatory Text  -28

process all current related credit adjustments in the same month as received by the Operator.

By virtue of the elections pursuant to Clause 113 of this Accounting Procedure, the purchase price does not include value added taxes.

402. Material Movements

Material may be supplied from the Operator's warehouse or other properties when direct purchase is impractical or uneconomical.

This section provides for a uniform schedule of pricing new and used Material moving to and from the joint Account. If, however, this procedure results in inequities, it is recommended that the Operator contact the Non-Operators to determine an acceptable pricing basis. The intent of this clause is to allow for transfers to joint properties without any change in price.

(a) New Material (Condition A) shall be priced at New Price. Costs of special services to tubular goods such as, but not limited to, Hydril threading, plastic coating, doping, and wrapping shall be included when determining the applicable New Price including related transportation costs.

(b) Good Used Material (Condition B) in sound and serviceable condition shall be priced at seventy-five percent of New Price. The seventy-five percent credit is applicable provided necessary repairs have been made and charged to the joint Account.

No charges shall be made for transporting Material from the joint Property to other properties of the Operator except with approval by the Owners.

When the use of the Material is temporary and the reduced value as provided is not justified, then such Material shall. be valued by a basis commensurate with its usage on the Joint Property.

(c)(l) Other Used Material (Condition C, D, and B) not suitable for use in its original function but suitable for use in some other capacity shall be priced on a basis commensurate with its use, e.g., Condition C casing or tubing used as Condition B line pipe: sucker rods used as barrel strands or fencing, etc.

(2) Junk Material (Condition B) is normally held by the Operator until a reasonable quantity is accumulated then sold for the joint Account at the best price obtainable.

1996 PASO Explanatory Text  -29

403. Transportation of Material

No comments are necessary.

404. Warranty of Material Furnished by the Op±erator

No comments are necessary.

405. Premium Prices

No comments are necessary.

406. Dispositions

No comments are necessary.

ARTICLE V

501. Inventories

(a) This subclause makes provision for the Owners to agree at what intervals a periodic inventory shall be conducted due to the varying needs and circumstances of each operation.

(b) It is intended that the Operator conduct annual inventories of warehouse stock, consumable goods, and warehouse Controllable Material at joint Account expense unless the Owners approve otherwise.

502. Notice ef Inventories

No comments are necessary.

503. Reconciliation of Inventoru

It is impractical for the Non-Operators to spend lengthy periods of time at the Operator's office to reconcile and adjust an inventory. Therefore, the Operator shall be responsible to perform the reconciliation and make the necessary adjustments. The participating Non-Operators shall review and approve the reconciled inventory.

1996 PASC Explanatory Text  -30

504. Inventory Expense

No comments are necessary.

505. Special Inventaies

The cost of conducting inventories initiated by the Operator other than those approved by the Owners shall be borne by the Operator.

506. * Construction Inventories

No comments are necessary.

1996 PASC Explanatory Text -31 -

TABLE I 1996 PASC ACCOUNTING PROCEDURE SUMMARY GRID

Activity in Support of Joint Operations	Clause	Covered by	Direct	Chargeable	Comments
		Overhead	Charge	with Owner
Approval
Abandonment & Reclamation	2 19(a)		X
Severance Allowance	219(b)		x	Field employees only in proportion to
Early Retirement	219(b) .		X	time on Joint Property
Automotive	204		x	Rates equitable basis
Compulsory Benefits	202(a)			Actual or percentage
Workers Compensation			X	assessment
Unemployment Insurance			x
Canada/Quebec Pension Plan			X
Non-Compulsory Benefits	202(b)			% limitation
Available to ALL employees including			X
Life Insurance			x
Medical/dental/etc. insurance			x
Company pension/retirement plans			X
Savings plans			x
Stock purchase			X
Bonus			X
NOT available to ALL employees	202(b)			NOT Chargeable
Bonuses to select employees		X
Stock plans		X
Managentent incentives		X
Selective benefits		X		See list in Explanatory Text
Early retirement payments		X		Not Joint Account except as
Severance allowance		X		noted in Clause 219(b)
Camp	213(a)		X	Equitable allocation
I lousing	213(b)	X	X	Election
Communication	212
Equipment ownership/rental			x	Equitable basis
Outgoing calls			X	50/50 split suggested
Incoming calls		X		in place of other split
Other			X
Computerized Measurement and control	214(a)
Production/facilities data capture
including employee costs			X	Equitable basis
Non measurement & control computer	214(b)
usage			X

 1996 PASC Table I (Revised October 30, 1996)

TABLE 1 1996 PASC ACCOUNTING PROCEDURE SUMMARY GRID

Activity in Support of Joint Operations	Clause	Covered by	Direct	Chargeable	Comments
Overhead	Charge	with Owner
Approval
Contract services for Operations	207(a)	X
Contract Technical Services	207(a)
on-site and related off-site	X
other off-site	X
Contract Production Engineering-	207(a)	If duties listed in Explanatory
on-site or off-site	X	Text
Contract. Professional Consulting	207(a)	X
Operator's Laboratories	207(h)	X	Third party maximum or
Operator Owned Equipment	207(b)	X	formula applies.
Chart integration	207(a)	X	Commercial maximum
Utilities on-site	207(a)	X
Contract Services Audit	108(e)	X
Damages and Losses	208	X	Notice required
Insurance proceeds (credit)	X
Ecological and Environmental	215(a)
Statutory	X
Regulatory	X
Industry association recommendations	X
Compliance with documented
corporate policy	x
Corporate policy development	X
Other	215(b)	X
Facilities Use
Laboratory	207(b)	X	Commercial Maximum
Chart Integration	207(b)	X	Commercial Maximum
Other owned or leased equipment	207(b)	X	Clause 207(e) & U) limiter on formula
Production Office	207(c)	x	Equitable basis and Clause 207(e) &
Offices other than Production Office	207(c)	X	(I) uniter on lorinola
GST	113	Subject to Election
Insurance Premiums	211(a)	X
Employers Liability	X
Automotive	x
General Liability	X
Insurance deductible	211(b)	x
Uninsured loss	X
Claims in excess of limit	211(c)	X
Inventories Expense	504	X
Special Inventories	505	Not for Joint Account.
Construction Inventories	506	X

 1996 PASC Table I (Revised October 30, 1996)

TABLE I 1996 PASC ACCOUNTING PROCEDURE SUMMARY GRID

Activity in Support of Joint Operations	Clause	Covered by	Direct	Chargeable	Comments
		Overhead	Charge	with Owner
Approval
Labour - Admin. (On-Site or Off- Site)	201 or				If separate approval has been
Supervision of administrative functions	201(a) (2)	X			obtained under Clause 201
Contracts administration (field)	or 207			X	(a)(2) for major facilities these
File administration		X			costs may be direct charges.
Systems administration		X			Except as per Clause 214
Budgets and budgeting administration		x
Production data recording admin.		x			Except as per Clause 214
Human Resources support		x
Travel and air administration		x
Recruitment administration		x
Compensation and payroll admin.		x
Incentive programs admin.		x
Insurance and property tax admin.		x
Office services admin.		x
Clerical		x
Vehicles and vehicles admin.		X
Drilling, Completions, Equipping,
Construction admin.		x
Major out of the ordinary Construction
Project admin. done On-Site				x
Daily plant balance admin. - On- Site			X
Purchasing		X
Warehouse Co-ordination			x
Labour - Completion	201				See Clause 205 for conditions
Program design	or			X	Subject to Approved Cornpt. AFT
Wellsite supervision	207			x	Subject to Approved Coropi. APE
Personnel Administration		x			FIR activities
Labour - Construction Project	201				See Clause 205 for conditions
Engineering ,k, design	or			X	Owner approval required for
in contractors main or field office	207				projects above Clause 112
while in conduct of Joint Operations			X		expenditure limit
Preparing budgets		x
Feasibility studies - wholly engineering				x
Procurement and disposal		X			Administrative function
Labour - Drilling	201				See Clause 205 for conditions
Program design	or			X	Owner approved Drilling AFE
Weilsite supervision	207			X	Owner approved Drilling AFE
Personnel administration		X			HR activities
Labour - Equipping	201				See Clause 205 for conditions
Program design	or				Owner approved Equipping APE
Wellsite supervision	207			x	Owner approved Equipping APE
Personnel Administration		X			FIR activities

 1996 PASC Table I (Revised October 30, 1996)

TABLE I 1996 PASC ACCOUNTING PROCEDURE SUMMARY GRID

Activity in Support of Joint Operations	Clause	Covered by	Direct	Chargeable	Comments
Overhead	Charge	with Owner
Approval

Labour - Operations &

Maintenance Daily wells/facility

operations On-Site of Joint

Property Repair & maintaining

wells & facilities Scheduling of

production maintenance and turn-

arounds including safe-work

permits In contractor's main or

field office while in conduct of

Joint Operations Budget, AFE,

Mail Ballot preparation Projects

above Cl. 112 approval limit On

site familiarization prior to start-

up

201 or 207	X	X x x X X x
Labour-Other Technical Services	201
Landman On-Site in conduct of Joint	or
Operations	207	X
Geologist/Geophysicist working on
capital projects	x
Technologist On-Site conducting
studies & analysis in direct support
of Operation & Maintenance &
Production Eng. within approval limit	x
Landnian working ollsite	X
Technologist on routine governmcnt
reporting	X
Geological/Geophysical studies	x
Technical Services for projects within
expenditure limit and On-Site	x
Technical Services -Oil-Site	X
Labour - Production Engineering	201	On or Off-site within the
Workovers	or	X	approval limit
Facility optimization	207	X
Downhole equipment optimization	x
Well control & safety programs	x
Optimization of artificial lift systems	x
Budget preparation	X
Projects above Clause 112 expenditure	Include engineering cost on AFE
limit	x
Supervision of Production Engineering
On-Site	x
Off-Site	X
Field development study - wholly
engineering	x
On-site familiarization prior to start up	x

 1996 PASC Table I (Revised October 30, 1996)

TABLE I 1996 PASC ACCOUNTING PROCEDURE SUMMARY GRID

Activity in Support of Joint Operations	Clause	Covered by	Direct	Chargeable	Comments
		Overhead	Charge	with Owner
Approval
Labour - Reservoir Engineering	201
Longer term studies	or			x
Reservoir modeling	207			x
Reservoir maintenance		x
Reservoir withdrawal & injection
balancing		X
Budget preparation		X
Other project work				X	Owner approval required
Labour - Supervision- Field/Facilities	201
On-site supervision of field employees	or		x
Supervision, not On-Site	207	X
Conduct/control safe, reliable effective
Operations and Maintenance while
On-Site			X
Personnel administration		X			Human Resources activities
Preparing budgets		X
Information to tipper management		X
Litigation	218
Legal personnel				X
handling litigation			X
Judgements			X
Settling Claims			X
Material	401(a)		X		Includes discounts and rebates
New Material transfer (Condition A)	402(a)		X
Good used material (Condition B)	402(b)		X
Material requiring reconditioning transfer	402(c)
(Condition C)			x
Other used Material transfer	402(d)
(Condition D)			x
(Condition E)			x
Premium prices	405		X
Transportation of Material	403
To Joint Property			X
From Joint Property (credit)			X
Disposition	406
Proceeds less than limit			x
Proceeds greater than limit				x
Other Costs	220			X

 1996 PASC Table I (Revised October 30, 1996)

TABLE I 1996 PASC ACCOUNTING PROCEDURE SUMMARY GRID

Activity in Support of Joint Operations	Clause	Covered by	Direct	Chargeable	Comments
		Overhead	Charge	with Owner
Approval
Recruitment, training and safety	217 (a)
Initial staffing recruitment/induction			x
Expansion recruitment			X
Circumstances beyond Operator's
control			x
Training	217(b)
Initial staffing (familiarization training)			x
Operations, environmental, safety			x
Off-site technical for new equipment			x
General technical, reservoir, process		x
Personal development		X
Supervisory practices, team building		x
Quality improvement		X
Interpersonal skills		X
Performance coaching		X
Safety articles required by regulations	217(c)
or corporate policy			x
Safety dinners (meal & room only)	217(d)		X
Dinners which are not mainly safety	217(d)	X
Safety dinners (alcohol & transport)	217(d)	X
Site specific safety manuals	217(e)		X
General safety manuals	217(e)	X
Surface and sub-surface rights acquisition	209		X	While On-Site
Surface and sub-surface rights renewals			x	While On-Site
Periodic rental payments			X	As required to maintain Join L'ntp
Mineral lease payments			x	As required to maintain Joint Prop
Land administrative functions		X		Administrative function
Related legal title work			x
Taxes - property	2 10(a)		x
Income Taxes				Not for Joint Account
Travel and moving	203(a)			To the Joint Property
Initial staffing			x
Staff increase			x
Replacement beyond Operator's control			X
Staff rotation		x
Corporate reorganization		x
Training assignments		X
Travel on behalf of Joint Operations	203(b)		x
Warehouse handling fee	216		X
Operating joint owned warehouse	207(d)		X	Allocated equitably

 1996 PASC Table I (Revised October 30, 1996)